REGISTRATION NO. 333-152358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL MOBILETECH, INC.

(Name of small business issuer in its charter)

Nevada	1000	26-1550187
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

25 West Cataldo Spokane, Washington 99202 Telephone (509) 723-1312 Facsimile (509) 468-3203
(Address and telephone number of principal executive offices and principal place of business)

Aik Fun Chong President and Chief Executive Officer Global MobileTech, Inc. 25 West Cataldo, Spokane, Washington 99202 Telephone (509) 723-1312 Facsimile (509) 468-3203
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum offering price	Amount of registration fee (3)
Common Stock	1,500,000	$0.25	$375,000	$5.90
(1)	All 1,500,000 shares registered pursuant to this Registration Statement are to be offered by the selling security holders.
(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, using the last sales price of the common stock in a private placement which closed on June 11, 2009.

(3)	Amount Previously paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I - INFORMATION REQUIRED IN PROSPECTUS         Registration No. 333-152358

SUBJECT TO COMPLETION, DATED JUNE 3, 2010

PRELIMINARY PROSPECTUS

GLOBAL MOBILETECH, INC.

Up to 1,500,000 Shares of Common Stock

Offering Price: $.25 per share

This prospectus relates to 1,500,000 shares of our common stock, which may be offered by the selling security holders identified in this prospectus for their own account.  Our shares of common stock are quoted on the Over the Counter Bulletin Board but there has been no trading activity in our shares.  Once such trading activity develops, the selling security holders may sell common stock from time to time through the OTC Bulletin Board market, at the prevailing market price or in negotiated transactions.

This offering is not an underwritten offering. The securities will be offered for sale by the selling security holders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the shares by these selling security holders.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol GLMB but there has been no trading activity.  The last price per share of our common stock at which we issued shares in a private placement on June 11, 2009 was $0.25. The offering price may not reflect the market price of our shares after the offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  A POST EFFECTIVE AMENDMENT TO OUR REGISTRATION STATEMENT ON FORM S-1 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Shares Offered by Selling Security Holders	Price To Public	Selling Agent Commissions	Proceeds to Selling Security Holders
Per Share	$0.25	Not applicable	$0.25
Minimum Purchase	Not applicable	Not applicable	Not applicable
Total Offering	$375,000	Not applicable	$375,000

Proceeds to selling security holders do not include offering costs, including printing and filing costs, legal fees, accounting fees, and transfer agent fees estimated at $50,000. Global MobileTech, Inc. pays these expenses.

The date of this prospectus is June 3, 2010

ITEM 3.  PROSPECTUS SUMMARY

Global MobileTech, Inc.

Our Company

Global MobileTech, Inc. (formerly Trevenex Resources, Inc.) (referred to as Global MobileTech, GMT, us, or we) was organized under the laws of the State of Nevada on December 10, 2007 to engage in exploration of mineral properties in North America and specifically the Bayhorse Silver Mine.  We have been an exploration stage company and subsequently a development stage company that has been primarily engaged in the exploration of the Bayhorse Silver Mine, located in Baker County, Oregon.  The Bayhorse Silver Mine historically produced silver, copper, lead, zinc, and antimony in a diverse zone of mineralization.  The Bayhorse Property comprises three patented mineral claims and 66 unpatented claims, BH 1-66, which surround the patented mining claims and collectively there are a total of approximately 1,365 acres, which make up the property.  Although we acquired mineral property and related mineral rights - quartz load mining claims, a substantial portion of our activities involved establishing the business and we have neither started exploring the mineral property, nor generated any revenue to date.

During 2008 and 2009, we faced numerous difficulties and challenges in raising sufficient capital necessary to commence and complete our planned mineral exploration program.  In the light of this impediment, we decided to change our primary business and reorganize our organization structure, our Board of Directors, and management to focus on the provision of mobile Voice over Internet Protocol (VoIP) calls and mobile advertising services.  It is the intention of our new management to dispose of the patented mining claims as soon as practicable and to pursue the new business in mobile VoIP calls and mobile advertising services.

Our new board and management team is lead by our new Chairman, Mohd Aris Bernawi.  Prior to his appointment as our Chairman and Director, Mr. Bernawi was a Senior Director of the Malaysian Communications and Multimedia Commission, a Malaysian government agency entrusted with the role of promoting and regulating the communications and multimedia industry and enforcing the communications and multimedia laws in Malaysia.  He is assisted by President and CEO, Aik Fun Chong, and Chief Financial Officer and Treasurer, Hon Kit Wong and Valerie Hoi Fah Looi, Secretary.

In 2010, we initiated the following steps to realize our new objective of becoming a provider of mobile VoIP calls and mobile advertising services globally:

On March 15, 2010, we entered into a five-year exclusive Marketing, Distribution, and License Agreement (the “License Agreement”) with VyseTECH Asia Sdn Bhd, or VTA, a Malaysian corporation.  The license agreement relates to our acquisition of the exclusive marketing rights for products developed by VTA and mobile VoIP calls and mobile advertising services for the express purpose of selling the products and mobile VoIP calls and mobile advertising services in North America.  Subject to reaching certain goals, we are authorized to continue to sell VTA’s products, VoIP calls, and mobile advertising services in the territory on an exclusive basis for the term of this License Agreement.  In the event we do not meet certain minimum sales volumes, the agreement will revert to a non-exclusive agreement.  The provisions of the agreement require us to make a onetime only license fee payment to VTA in the amount of $500,000, within six months of the execution of the License Agreement.

On April 7, 2010, Trevenex Acquisitions, Inc., a wholly subsidiary of Global MobileTech, established a wholly owned subsidiary in Malaysia, Info-Accent Sdn Bhd or Info-Accent to manage the business in Asia.

On April 8, 2010, Info-Accent entered into a five-year Exclusive Marketing, Distribution and License Agreement (the “License Agreement II”) with VTA pursuant to which VTA agreed to grant Info-Accent exclusive marketing, distribution and licensing rights for mobile VoIP calls and mobile advertising related products and services developed by VTA in the countries of Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan. The License Agreement II provides that Info-Accent shall pay a one-time license fee of Ringgit Malaysia 1.6 million (approximately $500,000) to VTA and an additional Ringgit Malaysia 1.6 million within 90 days of the execution date of the license agreement as consideration to acquire ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA. VTA shall not during the currency of the License Agreement II engage in any business howsoever which is in competition with or which may compete whether directly or indirectly with Info-Accent in Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.

On April 8, 2010, we executed an Option Agreement to purchase a patent application owned by VTA #12/164,259 entitled “Data communications between short-range enabled wireless devices over networks and proximity marketing to such devices” filed with the United States Patent and Trademark Office on June 30, 2008 for $3.5 million. The option to purchase the patent application ends 12 months after the date of the Option Agreement.  Pursuant to the Option Agreement, the one-time license fee of $500,000 payable by us to VTA under our license agreement and the license fee of $500,000 payable by Info-Accent to VTA under its license agreement will form part of the purchase consideration should we exercise our option to purchase the patent.

  VTA has developed and commercialized, primarily in Malaysia, patented proprietary technology for a number of applications that include mobile VoIP calls, mobile advertising, and mobile multimedia sharing services.

The acquisition of VTA’s license by Info-Accent on April 8, 2010, together with ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA has allowed Info-Accent to enter into the mobile VoIP calls and mobile advertising business to generate revenue immediately, without being exposed to any downside risks.

The option to acquire the patent application from VTA was entered into to give us the security and the independence that we need to grow the company without being subjected to any form of control by a third party.

In April 2010, a majority of our shareholders authorized our management to change our corporate name from “Trevenex Resources, Inc.” to “Global MobileTech, Inc.” in order to reflect our changed business focus on the provision of mobile VoIP calls and mobile advertising services globally.  The name change was effective on May 17, 2010 after we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State, Nevada.

These actions are designed to leverage on the knowledge and experience of the new board members and management team in the mobile VoIP calls and mobile advertising business to capture opportunities for growth.

Our principal executive offices are located at 25 West Cataldo, Suite A, Spokane, Washington 99202. Our telephone number is (509) 869-6877.  Our fiscal year end is June 30.

A. THE OFFERING

We are registering shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.”

Securities offered by Selling Security Holders	1,500,000 shares of common stock
Offering price	$0.25 per share
Shares outstanding prior to the offering	1,895,270 shares of common stock
Shares to be outstanding after the offering	1,895,270 shares of common stock
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling security holder.

We are bearing all costs relating to the registration of the common stock, which are estimated at $50,000.  The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

We paid the expenses of the offering because we were seeking to (i) become a reporting company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believed that the registration of the resale of shares on behalf of our existing shareholder might facilitate the development of a public market in our common stock for trading on the OTC Bulletin Board.  We have registered our securities under Section 12(g) of the 1934 Act.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,500,000 shares of our common stock.  The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin

Board and there is sufficient trading activity to determine the bid and ask prices for our shares, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock has been quoted on the OTC Bulletin Board since November 1, 2007. Please see the Plan of Distribution section at page 15 of this prospectus for a detailed explanation of how the common shares may be sold.

B.  RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this Registration Statement, prospective purchasers of the securities offered hereby should consider carefully the following factors in evaluating the Company and its business.

The securities we are offering through this Registration Statement are speculative by nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. We also caution prospective investors that the following risk factors could cause our actual future operating results to differ materially from those expressed in any forward looking statements, oral, written, made by or on behalf of us. In assessing these risks, we suggest that you also refer to other information contained in this registration statement, including our financial statements and related notes.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

In order to acquire the licenses necessary to launch our new business in mobile VoIP communication and the intellectual rights upon which the business is based, we and our wholly owned subsidiary will need to raise at least $1.5 million by September 2010 and in order to exercise our option to purchase the patent application we will need to raise an additional $2.5 million by April 2011.

Under the terms of our Exclusive Marketing, Distribution and License Agreement with VyseTECH Asia Sdn Bhd or VTA dated March 15, 2010, we must pay VTA a one time license fee of $500,000 by September 15, 2010.  Under the terms of the Exclusive Marketing, Distribution and License Agreement between our wholly owned subsidiary Info-Accent Sdn Bhd or Info-Accent and VTA dated April 8, 2010, we must pay VTA a one time license fee of $500,000 and an additional $500,000 to acquire certain ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA by July 8, 2010.  In addition, on April 8, 2010, we entered into an Option Agreement with VTA under which we have the right to acquire a patent owned by VTA for $3.5 million, of which $1 million will be satisfied by the payments of the license fees under their respective license agreement by Info-Accent and ourselves.  We must exercise the option to purchase the patent by April 7, 2011.

In order to pay the license fees and to exercise the option to purchase the patent from VTA we will need to raise or earn an aggregate of at least $4 million.  If we are unable to raise the necessary funds to pay the license agreement fees through debt or equity financing we will lose our licenses and will be unable to pursue our new mobile VoIP business.

We will need additional financing in order to launch our new proposed businesses.

We currently do not have sufficient capital resources to launch our new proposed businesses that include mobile VoIP communication, mobile advertising and mobile multimedia sharing services in the US.  In addition to the $1.5 million to pay the amounts owing under out license agreements and the $2.5 million to exercise our option to purchase a patent application from VTA, we will need to raise funds to launch our new business in North America and expand the business in Asia.  We estimate that it will require $400,000 to finance the set-up cost and working capital of our new business in the US and to further expand Info-Accent’s business in Asia. In addition to internally generated funds, we will need to raise additional funds from equity or debt financing for our future working capital requirements. We will continuously evaluate our financing requirements and may decide to consider alternative modes of financing.  We intend to allocate additional working capital, if any, to fund our advertising campaign for our new products and services. Our future capital uses and requirements depend on numerous forward-looking factors. These factors include but are not limited to the following:

•	The progress of our sales and marketing efforts in new geographical regions;
•	Our ability to establish and maintain strategic partnerships;
•	The costs of asserting or defending patent claims or other intellectual property rights;
•	The costs of expanding sales or distribution capabilities; and
•	The commercial success of our products.

No assurances can be given that we will be able to raise such equity or debt capital in the future on terms favorable to us, or at all.  The lack of availability of additional capital could cause us to curtail our operations and/or delay or prevent the launch and marketing of our new businesses.

We do not have extensive experience in raising equity or debt capital and therefore it may be difficult for us to raise the funds that we need in order to pay our license fees, launch our new business and exercise our option to purchase a patent application covering the technology necessary for our business, especially in the current economic situation.

To date, we have raised an aggregate of approximately $183,000 in equity capital and $20,000 in debt capital since our inception in December 2007. While our shares of common stock have been quoted on the OTC Bulletin Board since April 2009, there has been no trading activity of any kind in our quoted shares.  In addition, given the economic crisis and given the uncertainty as to whether there will be a significant economic recovery, it is currently very difficult to raise equity or debt capital for a company which is entering a new business, which does not have extensive experience in raising capital and does not have any public trading in its shares of common stock.

Our new management and Board of Directors are all citizens of Malaysia who live in Malaysia and who do not have extensive experience operating in the North American market.

All of our officers and the members of our Board of Directors live and work in Malaysia.  Several of them, including our Chief Executive Officer and Chief Financial Officer also have such positions with our wholly owned Malaysian subsidiary, Info-Accent pursuant to employment contracts.  Few of our new management and Board of Directors have experience operating in North America.  They will need to hire staff in the U.S. in order to launch and manage our new business of mobile VoIP services in the U.S.

Under the terms of our license agreement with VTA and that of our Malaysian subsidiary Info-Accent, we must meet minimum annual sales volume of $1 million per year in each of the North American and Asian markets and if we fail to meet such sales volume for two consecutive years our licenses will become non-exclusive in the relevant market

If we fail to meet minimum annual sales volume requirements of $1 million under our license agreement with VTA for two consecutive years from the date of our license agreement, that is for the years ending March 15, 2011 and March 15, 2012, our right to sell the products and services under the license agreement on an exclusive basis will automatically expire and we will have to operate on a non-exclusive basis which could be very detrimental to our business competitiveness.  The same is true of the license agreement between our subsidiary Info-Accent with regard to Asia, with the minimum annual sales volume requirement set at Ringgit Malaysia 5 million (approximately $1.5 million). Especially in the North American market, it may be difficult for us to achieve the minimum annual sales volume requirement as we have to launch this new business for the first time in this market.

If, however, we exercise our option to purchase a patent application from VTA and terminate our license agreements, we will not be subject to these minimum annual sales volume requirements.

Instability in the credit market could have a material adverse effect on our results of operations and financial condition.

If we require debt financing, and such debt financing is not available, or is not available on terms and conditions acceptable to us, we may not be able to borrow money to finance our operations.  Recently, domestic and international financial markets have experienced unusual volatility and uncertainty.  If we require such debt financing and this volatility and uncertainty persists, our ability to borrow money to finance such operations may be materially and adversely impacted, and the cost of such borrowing will be higher. In addition, we may find it difficult, costly or impossible to refinance any indebtedness that may be maturing.  If interest rates are higher when any debt we may have is refinanced, we may not be able to continue to finance our operations and our income could be reduced.  In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees.  All of these events would have a material adverse effect on our results of operations and financial condition.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause disruption of our operating resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales and marketing operations and enter into the mobile advertising industry. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively recruit, train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect our operating results:

•	the announcement or introduction of new products and services by our competitors;
•	damage to our image and brand as a result of third-party actions, such as the failure of our third-party technology providers to deliver anticipated technology;
•	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
•	our ability to attract and retain key personnel in a timely and cost effective manner;
•	technical difficulties;
•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;
•	regulation by foreign, federal, state or local governments; and
•	general economic conditions as well as economic conditions specific to the mobile phone industry.

As a result of our limited United States operating history and the uncertain nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately.  We have based our current and future expense levels largely on our plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.  Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition.  Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could have a material and adverse effect on our business, results of operations and financial condition.  Due to the foregoing factors, our revenues and operating results are difficult to forecast.

We cannot assure you that our organic growth strategy will be successful which may result in a negative impact on our growth, financial condition, and results of operations and cash flow.

One of our strategies is to focus on classified advertisements and targeted to lower income earners and students. However, many obstacles to entering such new markets exist, including, but not limited to, development costs, costs associated with marketing efforts and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, and results of operations or cash flows.

If we are unable to successfully implement our business plan, our financial condition would be impaired.

If we are unable to successfully implement our business plan, our financial condition and performance would be impaired. Our business plan and strategy include numerous elements that may be difficult or costly to execute, and we may not be successful in implementing these elements and can provide no assurance that it will do so. We seek to exploit technology that often does not have well-established markets and in which there is great competition. Our ability to develop the new businesses, including our mobile VoIP communication services in the United States is unproven. Even if we successfully implement our business plans, there may be insufficient demand for our products and services, in which event we will not generate sufficient revenues to offset our planned expenditures, thereby having an adverse effect on our business operations and financial condition.

Failure to hire or retain qualified personnel could hurt our business.

Our future success and performance are dependent on our ability to identify, hire, train and retain experienced technical and marketing personnel, especially in the United States.  We face significant competition for employees with the skills required for our business.  There can be no assurance that we will succeed in attracting and retaining the services of qualified and experienced technical and marketing personnel.  Any inability may have in attracting and retaining such personnel could have materially adverse effects on our results of operations and financial condition.

We depend on key personnel.

We are dependent upon the continued services of our senior management.  The loss of any of our senior management personnel or other key personnel, through incapacity or otherwise, could have a material adverse effect on our business and could require us to seek and retain other qualified personnel.

Delays in the implementation or cancellation of contracts may impact on our revenue and profitability.

We obtain contracts in which we sell our mobile VoIP communication and mobile advertising services to mobile operators and TV station operators and retail operators. Our contracts may be subject to significant delay or cancellation due to financial difficulties faced by our customers and delays or problems in our customers' operations.

We may incur significant costs to ensure compliance with the corporate governance and accounting requirements of the United States of America

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may never pay any dividends to shareholders.

We have not declared any cash dividends to our common stock and the Board of Directors does not expect to declare or distribute dividends for the foreseeable future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the result of our operations, cash flows and financial condition, operating and capital requirement, and other factors as the Board of Directors considers relevant. We intend to retain earnings, if any, as necessary to finance the operation and expansion of our business. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

We will need to raise additional capital to pay our license agreement fees, to launch our new mobile VoIP business and the exercise the option to purchase the patent application from our licensor.  In so doing, we will further dilute the total number of shares issued and outstanding.   There can be no assurance that this additional capital will be available or accessible by us.

We will need to raise additional capital in the aggregate amount of at least $4.4 million over the next year and a half to pay our license agreement fees, to launch our new mobile VoIP business and the exercise the option to purchase the patent application from our licensor, by issuing additional shares of common stock and will, thereby, increase the number of common shares outstanding.  There can be no assurance that this additional capital will be available to meet these continuing exploration and development costs or, if the capital is available, that it will be available on terms acceptable to us.  If we are unable to obtain financing in the amounts and on terms deemed acceptable, our business and future success will almost certainly be adversely affected.  If we are able to raise additional capital, we cannot be assured that it will be on terms that enhance the value of our common shares.

Currently, there is no active trading market for our securities on the OTC Bulletin Board, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is subject to significant price fluctuations.

We have a trading symbol for our common stock, GLMB, which permits our shares to be quoted on the OTCBB. However, our stock has yet to be traded (with the exception of a few trades in late May 2010) since approval of our quotation on the over-the-counter bulletin board by Financial Industry Regulatory Authority (“FINRA”) on April 15, 2009. Consequently, there can be no assurances as to whether:

•	any market for our shares will develop;
•	the prices at which our common stock will trade; or
•

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these risk factors, investor perception of us and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If we complete a financing through the sale of additional shares of our common stock in the future, then our shareholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock.  Any sale of common stock will result in dilution of equity ownership to existing shareholders.  This means that if we sell shares of our common stock, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding.  To raise additional capital we may have to issue additional shares, which may substantially dilute the interests of existing shareholders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

Volatility in the market for our common stock may affect the ability of shareholders to sell their shares

Volatility in the market for our common stock may affect the ability of shareholders to sell their shares in the event the Shares are registered or become saleable under Rule 144.

The market for our stock is limited and our stock price may be volatile and our stock has yet to be traded. In the event the Shares are registered with the Securities and Exchange Commission pursuant to the 1933 Act, or they becomes saleable under Rule 144 of the 1933 Act, such volatility in the market price and tradability of our stock may cause our stockholders difficulty in selling their Shares in the marketplace.

Your ownership could be diluted by future issuance of our stock, options, warrants or other securities.

Your ownership in Global MobileTech may be diluted by future issuance of capital stock or the exercise of outstanding or to be issued options, warrants or convertible notes to purchase capital stock.  In particular, we may sell securities in the future in order to finance operations, expansions or particular projects or expenditures.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

When the trading price of a security is below $5.00 per share as is the case with our common stock, the open-market trading of the security is subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

The market for “Penny Stock” has experienced numerous fraud and abuses, which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•

“boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We believe that many of these abuses have occurred with respect to the promotion of low price stock companies that lacked experienced management, adequate financial resources, an adequate business plan and/or marketable and successful business or product.

We have authorized, but unissued, shares of preferred stock available for issuance, which could negatively affect the value of our common stock.

Our Articles of Incorporation had authorized 10,000,000 preferred stock at par value of $0.001 per share, of which none have been designated or issued. Our Board of Directors has the power to issue any or all of these undesignated additional shares without shareholder approval; and such shares can be issued with such rights, preferences, and limitations as may be determined by our Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of us, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of common stock.

If an active trading market for our stock is developed, future sales of shares under Rule 144 could negatively affect the market price of our common stock.

If an active trading market for our stock on the OTC Bulletin Board is developed, then sales of common stock in the public market could adversely affect the market price of our common stock.  There are at present 1,895,270 shares of common stock issued and outstanding.  On December 10, 2007, we issued 300,000 shares of restricted common stock issued at $0.001 to three founders.   On December 26, 2007, pursuant to an assignment of an Option to Purchase Agreement dated December 14, 2007 from Scott Wetzel one of our founders and former President/CEO, we exercised the option to purchased three patented mining claims located in Baker County, Oregon.  As a part of that transaction, we issued 200,000 shares of restricted common stock at $0.001 per share to owners of Ibex Minerals, Inc., a non-affiliated company.  These 500,000 total outstanding shares have been registered with the Securities Exchange Commission and are currently restricted pursuant to Rule 144 promulgated by the SEC under the 1933 Act, but can be sold pursuant the S-1 registration statement.  Rule 144 provides, in essence, that a person holding restricted securities for six months from the date the securities were purchased from the issuer, or an affiliate of the issuer, and fully paid, may sell limited quantities of the securities to the public without registration, provided there shall be certain public information with respect to the issuer. Pursuant to Rule 144, securities held by non-affiliates for more than one year may generally be sold without reference to the current public information or broker transaction requirements, or the volume limitations.  None of the current outstanding restricted shares are available for resale pursuant to Rule 144.  The sale of some or all of the currently restricted shares of common stock could have a material negative impact upon the market price of the shares if a market for the share should develop in the future.

ITEM 4.  USE OF PROCEEDS

This prospectus relates to 1,500,000 shares of our common stock, which may be sold from time to time by the selling security holders.  We will not receive any part of the proceeds from the sale of common stock by the selling security holders. We will, however, incur all costs associated with this Registration Statement and prospectus. We estimate the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $50,000.

ITEM 5.  DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.25 per share until there is sufficient trading activity to determine the bid and ask prices for our shares of common stock which are currently quoted on the OTC Bulletin Board and, or until the shares are listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange. Our company, however, cannot provide our investors with any assurance that an active trading market for our common stock will ever develop on the OTC Bulletin Board or on any other exchange. The offering price of $0.25 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

ITEM 6.  DILUTION

The common stock to be sold by the selling security holder is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

ITEM 7.  SELLING SECURITY HOLDERS

This prospectus covers the offer and sale by the selling security holders of up to 1,500,000 shares of our common stock.  Except as listed below, none of the selling security holders had a material relationship with us within the past three years.

The table below sets forth information concerning the resale of the shares of common stock by the selling security holders.  We will not receive any proceeds from the resale of common stock selling security holders.  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares the selling security holder has the right to acquire within 60 days.

Selling Security Holder (1)	Number of Shares Owned (2)	Shares to register	Percentage Owned After

Graiwer, Manuel	140,000	140,000	0%
Kuh, Raymond (3)	100,000	100,000	0%
Wagner, Ted (4)	100,000	100,000	0%
Wetzel, Chris (5)	100,000	100,000	0%
Wetzel, Scott (6)	100,000	100,000	0%
Graiwer, Marisa	100,000	100,000	0%
Edington, Joseph	100,000	100,000	0%
Graiwer, Kenneth	100,000	100,000	0%
Sanders, Craig	100,000	100,000	0%
Livorno Latin America	100,000	100,000	0%
Feldmeier, Toni	100,000	100,000	0%
Edington, Sherry	40,000	40,000	0%
Kunisaki, Ronald	40,000	40,000	0%
E. Fran Fox	40,000	40,000	0%
Ballen, Gary	40,000	40,000	0%
Angerman, Alexander	10,000	10,000	0%
Angerman, Judith	10,000	10,000	0%
Edington, Jennifer	10,000	10,000	0%
Edington, Janelle	10,000	10,000	0%
Kaplan, Gary	10,000	10,000	0%
Kaplan, Susan	10,000	10,000	0%
Kuh, Timothy (7)	10,000	10,000	0%
Remero McKinley	10,000	10,000	0%
Sobol, Philip	10,000	10,000	0%
Underhill, Dylan	10,000	10,000	0%
Buttice, John	5,000	5,000	0%
Buttice, Merridy	5,000	5,000	0%
Buttice, Scott	5,000	5,000	0%
Beyerlin, Rhoda	5,000	5,000	0%
Cholaj, Frank	5,000	5,000	0%
Cohen, Patrica	5,000	5,000	0%
Edington, Shaney	5,000	5,000	0%
Hartman, Timothy	5,000	5,000	0%
Katz, Benjamin	5,000	5,000	0%
McIver, David	5,000	5,000	0%
McIver, Matthew	5,000	5,000	0%
Pulido, Jesus	5,000	5,000	0%
Proctor, Sherry	5,000	5,000	0%
Davidson, Blaine	5,000	5,000	0%
Rondeau, Charles	5,000	5,000	0%
Rondeau, Linda	5,000	5,000	0%
Sobol, Erica	5,000	5,000	0%
Sobol, Debra	5,000	5,000	0%
Sobol, Gianna	5,000	5,000	0%
Troyer, Susan	5,000	5,000	0%
Totals	1,500,000	1,500,000	0%

(1)

All of the selling security holders other than Raymond Kuh, Ted Wagner and Scott Wetzel acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling stockholders between December 20, 2007 and December 31, 2007. We issued an aggregate of 1,000,000 common shares to the selling security holders at an offering price of $0.10 per share for gross offering proceeds of $100,000. We issued the shares to the subscribers relying on an exemption from registration under Regulation D, Rule 504 and/or Section 4(2) or 4(6) of the Securities Act of 1933.

(2)

As required by SEC rules, the number of shares in the table includes shares which can be purchased within 60 days, or, shares with respect to which a person may obtain voting power or investment power within 60 days.

(3)	Raymond Kuh is the former Secretary, Treasurer, CFO and a Director of our company. Mr. Kuh resigned on March 25, 2010, he received his shares as a founder of our company.
(4)	Ted Wagner is the former Vice President and a Director of our company. Mr. Wagner resigned on March 25, 2010, he received his shares as a founder of our company.
(5)	Chris Wetzel is the adult brother of Scott Wetzel, former President and CEO of our company.
(6)	Scott Wetzel is the former President, CEO and a Director of our company. Mr. Wetzel resigned on March 25, 2010, he received his shares as a founder of our company.
(7)	Timothy Kuh is the adult brother of Raymond Kuh, who was the former Secretary, Treasurer, CFO and a Director of our company.

ITEM 8.  PLAN OF DISTRIBUTION

The selling security holders (referred to throughout this prospectus as the “selling security holders”) of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of the initial final prospectus covering the resale of common stock by the selling security holders;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holder under this prospectus. The selling security holder may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of our common stock or interests therein, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders also may sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holder also may enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

The aggregate proceeds to the selling security holder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  A selling security holder that is an "underwriter" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares have been sold or may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) the expiration of twenty-four (24) months following the date on which the SEC initially declared the Registration Statement effective.

We will not receive any part of the proceeds from the sale of these shares by any of the selling security holders.

The selling security holders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Also, the selling security holders are not restricted as to the number of shares which may be sold at any one time.

There is no assurance that any of selling security holder will sell any or all of the shares described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We plan to advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates.  Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Expenses of Registration

We are bearing substantially all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $50,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of such shares common stock.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Currently there are 1,895,720 shares of common stock, par value $0.001 outstanding, and no shares of preferred stock outstanding.  We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and we are authorized to issue 10,000,000 shares of preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Subject to preferences that may be granted, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the stockholders.  We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.  Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

ITEM 10.  INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of our company as of June 30, 2009, and 2008, included in this Registration Statement have been audited by Li & Company, P.C. , to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the Registration Statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. Michael Espey, Esq., of 318 18th Ave. E. Seattle, WA 98112 is our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

ITEM 11.  INFORMATION WITH RESPECT TO THE REGISTRANT

A.  BUSINESS OF GLOBAL MOBILETECH, INC.

History and Background

Global MobileTech, Inc, (formerly Trevenex Resources, Inc.) or Global MobileTech, GMT, us or we, was organized under the laws of the State of Nevada on December 10, 2007 to engage in exploration of mineral properties in North America and specifically the Bayhorse Silver Mine.  We have been an exploration stage company that has been primarily engaged in the exploration of the Bayhorse Silver Mine, located in Baker County, Oregon.  The Bayhorse Silver Mine historically produced silver, copper, lead, zinc, and antimony in a diverse zone of mineralization.  The Bayhorse Property comprises three patented mineral claims and 66 unpatented claims, BH 1-66, which surround the patented mining claims and collectively there are a total of approximately 1,365 acres, which make up the property.  Although we acquired mineral property and related mineral rights - quartz load mining claims, a substantial portion of our activities involved establishing the business and we have neither started exploring the mineral property, nor generated any revenue to date.

On September 1, 2009, we formed a wholly owned subsidiary, Trevenex Acquisitions, Inc. under the laws of the State of Nevada.

In April 2010, a majority of our shareholders authorized our management to change our corporate name from “Trevenex Resources, Inc.” to “Global MobileTech, Inc.” in order to reflect our changed business focus on the provision of mobile VoIP calls and mobile advertising services globally.  The name change was effective on May 17, 2010 after we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State, Nevada.

During 2008 and 2009, we faced numerous difficulties and challenges in raising sufficient capital to commence and initiate our planned mineral exploration program.  In the light of this impediment, we decided to change our primary business and reorganize our organization structure, Board of Directors, and management to focus on the provision of mobile VoIP calls and mobile advertising services.  It is the intention of our new management to dispose of the patented mining claims as soon as practicable and to pursue the business in mobile VoIP calls and mobile advertising services.

Concurrent with our restructure, we established a wholly owned subsidiary in Malaysia to manage our businesses in Asia.   The new corporate structure of our company is summarized below.

Global MobileTech, Inc.
(“GMT”)
(Nevada)

Trevenex Acquisitions, Inc.
(“TA”)
(Nevada)
Wholly-owned subsidiary of GMT

Info-Accent Sdn Bhd
(“IA”)
(Malaysia) Wholly-owned subsidiary of TA

Recent Business Developments

On March 15, 2010, we entered into a five-year exclusive Marketing, Distribution, and License Agreement with VyseTECH Asia Sdn Bhd, or VTA, a Malaysian corporation.  The license agreement relates to our acquisition of the exclusive marketing rights for products developed by VTA and mobile Voice over Internet Protocol, or VoIP, calls and mobile advertising services for the express purpose of selling the products and  mobile VoIP calls and mobile advertising services in North America.  Subject to reaching certain goals, we will be authorized to continue to sell VTA’s products, VoIP calls, and mobile advertising services in the territory on an exclusive basis for the term of this license agreement.  In the event we do not meet certain minimum sales volumes ($1.5 million per year during the first three years) for two consecutive years, the agreement will revert to a non-exclusive agreement.  The provisions of the agreement require us to make a onetime only license fee payment to VTA in the amount of $500,000, within six months of the execution of the agreement. On April 26, 2010, VTA agreed to waive the royalty payment equivalent of two percent of the gross sales due and payable by us pursuant to clause 3.1.2 of the Marketing, Distribution, and License Agreement between us and VTA.

Info-Accent Sdn Bhd or Info-Accent, a private Malaysian company, became a wholly owned subsidiary of Trevenex Acquisitions, Inc., on April 7, 2010.  On April 8, 2010, Info-Accent entered into a five-year Exclusive Marketing, Distribution and License Agreement (the “License Agreement II”) with VTA pursuant to which VTA agreed to grant Info-Accent exclusive marketing, distribution and licensing rights for mobile VoIP calls and mobile advertising products and services developed by VTA in the countries of Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.   The License Agreement II provides that Info-Accent shall pay a one-time license fee of Ringgit Malaysia 1.6 million (approximately $500,000) to VTA and an additional Ringgit Malaysia 1.6 million within 90 days of the execution date of the license agreement as consideration to acquire ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA.  In the event Info-Accent does not meet certain minimum sales volumes (RM 5 million (approximately $1.5 million) per year during the first three years) for two consecutive years, the agreement will revert to a non-exclusive agreement.  VTA shall not during the currency of the License Agreement II engage in any business howsoever which is in competition with or which may compete whether directly or indirectly with Info-Accent in Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.

On April 8, 2010, we executed an Option Agreement to purchase a patent application owned by VTA for $3.5 million.  The option to purchase the patent application ends 12 months after the date of the Option Agreement.  Pursuant to the Option Agreement, the one-time license fee of $500,000 payable by us to VTA under its license agreement and the license fee of $500,000 payable by Info-Accent to VTA under its license agreement will form part of the purchase consideration should we exercise its option to purchase the patent.

VTA is the legal owner of certain patent and technology rights under a patent application #12/164,259 entitled “Data communications between short-range enabled wireless devices over networks and proximity marketing to such devices” filed with the United States Patent and Trademark Office on June 30, 2008.  VTA has developed and commercialized, primarily in Malaysia, patented proprietary technology for a number of applications that include mobile VoIP calls, mobile advertising, and mobile multimedia sharing services.

The acquisition of VTA’s license by Info-Accent on April 8, 2010, together with ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA has allowed Info-Accent to enter into the mobile VoIP calls and mobile advertising business to generate revenue immediately, without being exposed to any downside risks.

The option to acquire the patent application from VTA is to give us the security and the independence that we need to grow the company without being subjected to any form of control by a third party.  Once we acquire the patent application we and our subsidiary Info-Accent will terminate our respective license agreements with VTA.

These actions are designed to leverage on the knowledge and experience of the new board members and management team in the mobile VoIP calls and mobile advertising business to capture opportunities for growth.

Business Opportunities

Following the grant of an exclusive Marketing, Distribution, and License Agreement by VTA for North America and Asia and the acquisition of ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA for Asia, we expect to generate revenues for the next 6 to 18 months from the sale of mobile VoIP calls and mobile advertising services from:

i)

Private label partners who are seeking to generate additional revenue from their current and future customer base by selling our mobile VoIP calls and mobile advertising services under their own label without the technical, logistical and regulatory headaches associated with providing the services on their own

ii)

Marketers (channel partners) who are currently engaged in selling mobile services; and

iii)

Content partners who are primarily content publishers and developers and are seeking to monetize their unsold content inventory.

We plan to install an advertising server (“Ad Server”) that will pave the way for us to (i) enter the lucrative mobile advertising market globally; (ii) launch MobiCAST, a free access Mobile-Web Social Networking and Micro-Multimedia Blogging service that enables users to exchange text messages, photos, breaking news, gossips and videos from any mobile phone; and (iii) offer a unique mobile VoIP service that enables mobile communication devices to communicate with each other using the Internet.

We also plan to launch a rewards program that will provide advertisers with an effective means to reach a large audience with a targeted sales and marketing campaign.  The rewards program will give advertisers immediate and direct access to persons who have registered with us and have given their permission to receive mobile advertisements.  Incentive points will be awarded to registered users for viewing advertisements on their mobile phones.

Our mobile advertising ecosystem is made up of four interlocking components. Each quadrant is designed to be strategically connected with the Ad Server comprising of the Mobile Multimedia Sharing Gateway (“MMSG”) and a mobile VoIP Gateway that continuously generates activities between the four interlocked components to sustain the growth of the ecosystem.  The symbiotic relationship between the components is demonstrated by:

•

Brand and enterprise owners (advertisers) who need our community members/microbloggers (who are individuals who have registered with mobile social microblogging network and have given their permission to receive mobile ads from us on their mobile phone) and mobile phone users (consumers) to grow their business.

•	Consumers (community members + microbloggers) who need advertising agencies, content developers and publishers (content providers) for content
•	Content providers who need channel partners (marketers) to ultimately monetize their content, and
•	Marketers (channel partners) who need us as the ad enabler to insure that the ecosystem is well secured and operating efficiently.

Product Opportunities

1.  Mobile VoIP Calls

We plan to offer a “phone in a box” solution for migrant workers, students, budget conscious, and credit challenged people.

The Mobile VoIP Gateway, a component of the Ad Server, to be acquired by Info Accent from VTA, enables calls to be made from basic mobile phones, which hitherto have been limited to smart phones and Personal Digital Assistant (PDA) phones only.  Such calls have been made possible by linking a network of cell servers to the internet, which are adapted for transmitting voice and other digital data over the internet.  The solution implemented by our licensor, VTA, includes registering users of mobile phones into our social and microblogging network; and storing a device identifier along with a user identification number (“ID”) and password.

A contact list is stored for each registered user. The Mobile VoIP Gateway is able to discover the user’s device and logging the user into the network based on the device identifier and an entered user ID and password, receiving a communication request to chat with one of the listed contacts, or establishing a microblogging session with other bloggers using the free talk time previously awarded to the community members for receiving advertisements on their mobile phone.

The mobile VoIP application has given our license grantor VTA two advantages over its competitors; namely:

i)

it does not require users to download any software onto their mobile phone to gain access to our VoIP service.

ii)

VoIP calls can be made from any basic (entry level) mobile phone.

2.  Mobile Advertising

Mobile advertising has replaced mass communications with direct brand-to-consumers relationship.  The solution provided by VTA under our license agreements unites brands, content providers, and mobile phone users through our Ad Server to create a marketplace for mainstream mobile media consumption for:

(a)  Brand and enterprise owners

(b)  Advertising agencies

(c)  Mobile multimedia content publishers and developers; and

(d)  Consumers

a) Brand and Enterprise Owners

We plan to help brand and enterprise owners to control their costs and build their brand or enterprise through our services that promote mobility, flexibility and provide information via the mobile phone.

We plan to tap into mobile advertising by deploying offerings that create long-term loyalty among consumers and our mobile community members and microbloggers.

b) Advertising Agencies

We plan to help advertisers target mobile phone users and mobile community members and microbloggers in the most effective way.  Advertisers can achieve relevant targeting with a wide reach regardless of whether it is a basic mobile or smart phone.  The Ad Server enables multimedia content to be exchanged between mobile phone users giving us the opportunity to reach registered mobile phone subscribers in North America with relevant content at the right time and in the right location.

We plan to help global and local brands engage with a new audience in a fresh way that is mutually beneficial to all our stakeholders – brand and enterprise owners, channel and content partners, advertisers and agencies, mobile community members and microbloggers.

Agency planners and buyers will be able to plan, build, buy and execute a mobile campaign within minutes as well as follow up campaign performance in real time.

c) Mobile Multimedia Content Publishers and Developers

We plan to provide mobile multimedia content publishers and developers with an effective method of monetizing their mobile traffic.  The Ad Server seamlessly connects content publishers and developers to advertisers, mobile phone users and our mobile community members and microbloggers.

Content publishers and developers will be able to optimize their advertising revenue with the Ad Server platform by adding new revenue streams through the sale of space or content and creating new ad spaces.

d) Consumers

The rewards program to be purchased from VTA under the license agreements give advertisers immediate and direct access to consumers comprising of our community members, microbloggers and mobile phone users who have given their prior permission for advertisements to be disseminated to their mobile phones.  Incentive points will be awarded to the community members/microbloggers for viewing advertisements on their mobile phones.

Partnership Programs

Competition is intense out there and only the best will survive. We understand what it takes. The Partnership Programs will provide our partners the opportunity to be recognized as a leader in the provision of mobile advertising services.

We plan to view our partners as an extension of our team, playing a key role in the go-to-market strategy and our future overall success. Lead sharing, early product information and technical / sales training are among the many benefits of our program, designed to give our channel partner a distinct sales advantage.

(1) Channel Partner

The Channel Partner Program developed by our licensor VTA is open to any individual or company currently doing or wanting to do business with VTA under ongoing contracts we are acquiring from VTA. We plan to offer three levels of partnership which are designed to recognize and reward our partners in the sale of our mobile advertising services.

Partner categories and levels of VTA licensed technology

Tier 1 -

Tier 1 Partners who qualify for the status and privileges of this category must complete the second level of our Technical and Sales training program. They must also demonstrate exceptional business performance, measured by revenue, support and training goals. Such partners must be actively engaged in selling our mobile advertising services and have proven to meet the most challenging advertiser requirements.

Tier 2 -

Value-added resellers offering mobile and online advertising services can qualify for the status and additional benefits of this category. Tier 2 Partners are required to complete the Technical and Sales training program and be actively involved in selling our mobile marketing services.

Tier 3 -

This level is open to any individual or company that is ready and willing to sell the mobile advertising services. At this level, requirements are minimal and we plan to offer a number of basic benefits to help get you off to highly successful start.

 (ii) Content Partner

We plan to offer a new way for advertising agencies and content publishers and developers to monetize their unsold content inventory. The Content Partners will benefit from increased opportunities for monetization as well as the opportunity to promote their content globally through MobiCAST.

(a)    Advertising Agencies

As both viewers and advertisers flock to mobile advertising, publishers face powerful new revenue opportunities as well as new challenges and questions.

•	What is the most efficient way to accommodate a growing variety of mobile ad formats, sources and placements
•	How can you streamline increasingly complex mobile ad operations to support scalable business growth?
•	Can you maintain a high-retention viewer experience while serving more ads, in more places?
•	Is every aspect of your mobile advertising business performing as profitably as possible?

We plan to provide the transparency and control to meet the unique demands of the mobile advertising business by providing:

•

Source and manage ads from in-house and third party sources in many major screen sizes, using your existing display ad server, within a single seamless environment. We plan to bring new efficiency and scalability to your ad operations.

•	Control your site experience by defining, fine-grained ad plans for ad placements, formats and frequencies to balance your revenue and view retention goals.
•	Improve your business performance using powerful reporting tools to analyze current and historical data as well as manage your relationships in the lucrative mobile advertising marketplace.

(b)   Content Publishers and Developers

Utilizing the VTA developed system, we plan to enhance our clients coverage by supplementing their in-house sales team. We will attach ads to their multimedia content for dissemination to the profiled list of Community Members and Micro-Multimedia Bloggers to be acquired from VTA. We plan to replace technical hurdles and operational bottlenecks with a streamlined scalable process to monetize our clients’ multimedia content and open a path to greater profitability.

Near-Term Goals and Strategic Objectives

Our goal is to establish Global MobileTech and our subsidiary Info-Accent as a leader in the emerging mobile VoIP calls and mobile advertising market in Asia. MobiCAST was launched in two stages over three months by our licensor VTA beginning November 2009 to a select group of users in China.  We are planning to conduct field tests in the U.S. during the third quarter of 2010 to lay the groundwork for a limited commercial rollout during the first quarter of 2011.

Our strategic objectives are:

i)

To complete by the fourth quarter of 2010, the ongoing load tests on the mobile VoIP Gateway with Channel Partners in the United States.

ii)

To establish further offices in the United States and Asia as well as enter into partnerships with parties synergistic to our business.

iii)

To build out the back-end infrastructure to support the operation of our mobile VoIP calls and mobile advertising network in the United States and Asia.

iv)

To create a competitive and integrated service by rolling out a business model that combines our user rewards program with the distribution of mobile advertisements.  We have the unique capability of giving our community members the option of making “free but paid for” VoIP calls from their basic mobile or their smart phones.

Competition

We believe that the mobile communications industry which includes VoIP calls, advertising and mobile social microblogging services is constantly evolving.  Digital in general encompasses more and more aspects like mobile phones, PDAs and other wires communication devices. Internet and digital channels are the fastest growing media around the world.  Broadband is now readily available at a fairly cheap rate and the regulatory environment in the U.S., China and Asia have also changed.

Our objective is to focus on providing integrated mobile VoIP communication and mobile advertising services within both the traditional and new media advertising space. We believe that changes in technology and the growth in digital media present us with opportunities to compete against media agencies.  These opportunities include pursuing new media possibilities that incorporate traditional advertising with relevant digital know-how.  We believe that these changes represent a growth opportunity for companies that are able to acquire and combine these new media skills with the traditional advertising model.

We will have competitors in the following business areas:

•	Online advertising
•	Mobile advertising
•	Traditional advertising agencies
•	Online blogging networks
•	Mobile microblogging networks

We believe the following companies to be examples of our key competitors in our different market segments. Many of these companies are significantly larger international companies and have substantially greater financial and professional resources than we do. Further, many of these competitors have or will have regional offices from which they can provide services across a wide range of markets for prospective clients. Our current location in Malaysia via our wholly owned subsidiary, Info Accent, is strategically located to enable us to serve our clients in China and Asia. We plan to compete against our larger competitors by delivering effective and strategic advertising and marketing campaigns with our rewards program.

1)  Online Advertising

Examples of online advertising include contextual ads on search engine results pages, banner ads, rich media ads, social network advertising, advertising networks and e-mail marketing, including e-mail spam. Our main competitors will include:

•	Google
•	DoubleClick (acquired by Google in 2007)
•	Yahoo
•	MSN (Microsoft)
•	AOL
•	Adbrite
•	Alibaba, China
•	Taobao, China
•	Sina, China

It is estimated that since 2008 Google controls approximately 69% of the online advertising market (http://www.browsermedia.co.uk/2008/04/01/doubleclick-deal-means-google-controls-69-of-the-online-ad-market/).

2)  Mobile advertising

Mobile advertising is closely related to online or internet advertising. Its reach is far greater than online advertising as there are 3.3 billion registered mobile phone users compared to 1.1 billion internet users worldwide. Our main competitors will include:

•	Virgin Mobile, USA
•	Navteq Media Solution
•	Microsoft Advertising
•	Third Screen Media (AOL)
•	Tencent, China

•	Madhouse, China
•	Focus Media, China

3)

Traditional Advertising Agencies

Traditional advertising agencies are dedicated to creating, planning and handling advertising as well as overall marketing and branding strategies for their clients. Our main competitors will include:

•

Bernstein-Rein

•

Dentsu

•

MARC USA

•

Omnicom Group

•

WPP Group

•

Saatchi & Saatchi Advertising, China

•

JWT Thompson, China

•

Ogilvy & Mather, China

4)  Online Blogging Networks

Our main competitors will include:

•

Facebook

•

CollegeBlender.com

•

Flickr.com

•

Friendster.com

•

Gossipreport.com

•

Linkedin

•

Myspace

•

Qaiku

•

Thumbcast

5)  Mobile Microblogging Networks

Our competitors will include:

•

Twitter

•

Strands

•

Groovr

•

Jaiku

•

Identi.ca

•

NotePub

•

BuzzCity, Singapore

•

Mygamma, Singapore

Government Regulations

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and could adversely affect the demand for our advertising solutions or otherwise harm our business, results of operations and financial condition. The United States Congress has enacted Internet legislation regarding children’s privacy, copyrights, sending of commercial email (e.g., the Federal CAN-SPAM Act of 2003), and taxation. The United States Congress has passed legislation regarding spyware

(i.e., H.R. 964, the “Spy Act of 2007”) and the New York Attorney General’s office has sued a major Internet marketer for alleged violations of legal restrictions against false advertising and deceptive business practices related to spyware.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes requirements for commercial adverts and specifies penalties for commercial mobile that violates the Act. In addition, the CAN-SPAM Act gives consumers the right to require advertisers to stop sending them commercial adverts.

The CAN-SPAM Act covers messages sent for the primary purpose of advertising or promoting a commercial product, service, or Internet web site. The Federal Trade Commission, a federal consumer protection agency, is primarily responsible for enforcing the CAN-SPAM Act, and the Department of Justice, other federal agencies, State Attorneys General, and ISPs also have authority to enforce certain of its provisions.

The CAN-SPAM Act’s main provisions include:

• prohibiting false or misleading ad header information;
• prohibiting the use of deceptive subject lines;
• ensuring that recipients may, for at least 30 days after an ad is sent, opt out of receiving future commercial messages from the sender, with the opt-out effective within 10 days of the request;
• requiring that commercial ad be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and
• requiring that the sender include a valid postal address in the ad message.

The CAN-SPAM Act also prohibits unlawful acquisition of recipients’ addresses, such as through directory harvesting, and transmission of commercial mobiles by unauthorized means, such as through relaying messages with the intent to deceive recipients as to the origin of such messages.

Violations of the CAN-SPAM Act’s provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of adverts sent, with enhanced penalties for commercial advertisers who harvest recipients’ addresses, use dictionary attack patterns to generate mobile addresses, and/or relay adverts through a network without permission.

The CAN-SPAM Act acknowledges that the Internet offers unique opportunities for the development and growth of frictionless commerce, and the CAN-SPAM Act was passed, in part, to enhance the likelihood that wanted commercial ad messages would be received. We believe we are a leader in developing policies and practices affecting our industry and that our permission-based mobile marketing model and our anti-spam policy are compatible with current CAN-SPAM Act regulatory requirements. We are a founding member of the Email Sender and Provider Coalition, or ESPC, a cooperative industry organization founded to develop and implement industry-wide improvements in spam protection and solutions to prevent inadvertent blocking of legitimate commercial adverts. We maintain high standards that apply to all of our customers, including non-profits and political organizations, whether or not they are covered by the CAN-SPAM Act.

The CAN-SPAM Act preempts, or blocks, most state restrictions specific to email, except for rules against falsity or deception in commercial adverts, fraud and computer crime. The scope of these exceptions, however, is not settled, and some states have adopted email regulations that, if upheld, could impose liabilities and compliance burdens on us and on our customers in addition to those imposed by the CAN-SPAM Act.

Moreover, some foreign countries, including countries in Asia and China, have regulated the distribution of commercial adverts and the Internet collection and disclosure of personal information. Foreign governments may attempt to apply their laws extraterritorially or through treaties or other arrangements with U.S. governmental entities.

Our future customers may be subject to the requirements of the CAN-SPAM Act, and/or other applicable state or foreign laws and regulations affecting electronic marketing. If our customers’ mobile campaigns are alleged to violate applicable laws or regulations and we are deemed to be responsible for such violations, or if we were deemed to be directly subject to and in violation of these requirements, we could be exposed to liability.

The standard terms and conditions of sale we plan to use will require our customers to comply with laws and regulations applicable to their mobile marketing campaigns and to implement any required regulatory safeguards. We will take additional steps to facilitate our customers’ compliance with the CAN-SPAM Act, including the following:

• new customers signing up for our services must agree that they will send adverts through our service only to persons who have given their permission;
• when a contact list or database is uploaded, the customer must certify that it has permission to contact each of the addressees;

•

when an individual indicates that they want to be added to a mailing list, they may receive a confirmation email and may be required to confirm their intent to be added to the contact list, through a process called double opt-in;

• we will electronically inspect all of our customers’ contact lists to check for spam traps, dictionary attack patterns and lists that fail to meet our permission standards; and
• we will make use of an outbound call center which facility to call all of our opted-in clients in order to verbally validate their opt in records and contact permission.

The Federal Trade Commission (“FTC”) has recently issued its report on Self-Regulatory Principles for Internet Behavioral Advertising that promotes principles designed to encourage meaningful self-regulation with regard to Internet behavioral advertising within the industry. As evidenced by such report, the FTC maintains its support of self-regulation within the industry, however its message strongly encourages that industry participants come up with more meaningful and rigorous self-regulation or invite legislation by states, Congress or a more regulatory approach by the FTC. Such legislation or increased regulatory approach by the FTC may adversely affect our ability to grow the Company’s media division and effectively grow its behavioral targeting platform. Other laws and regulations have been adopted and may be adopted in the future, and may address issues such as user privacy, spyware, “do not email” lists, pricing, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology, click-fraud, acceptable content, search terms, lead generation, behavioral targeting, taxation, and quality of products and services. This legislation could hinder growth in the use of the Web generally and adversely affect our business. Moreover, it could decrease the acceptance of the Web as a communications, commercial and advertising medium. The Company does not use any form of spam or spyware and has policies to prohibit abusive Internet behavior, including prohibiting the use of spam and spyware by our Web publisher partners.

Consumer Protection and Privacy Rights

We will not facilitate the delivery of spam messages to mobile phone subscribers. Prior to the delivery of a multimedia message we will ensure that there is an existing relationship between us, the Wireless Carrier or the Brand Owner and the subscriber to whom the message is being delivered, in which the subscriber has agreed to receive advertising messages. We believe that a mobile phone is a personal communications device and that it should not be abused.

We will collect personally identifiable information from consumers with the consumer’s permission.  The consumer provides this permission by opting into one of our programs. We will store personally identifiable information securely and do not use the data without the explicit, knowing permission of the consumer which is gained at the time we collect the data.

Our future Wireless Carriers or Brand Owner  customers will retain the right to use data they have obtained through explicit permission from a consumer; for example, if a consumer provides an email address to receive information and updates. We will rely on our customers’ consumer privacy policies and practices, as well as the consumer privacy policies and practices of the publisher websites included in each advertising campaign.  If our future Wireless Carriers or Brand Owner customers provide databases of their consumers, we will use this data on behalf of those customers, again pursuant to their consumer privacy policies. We will rely on our Wireless Carriers and Brand Owner customers to collect and maintain such data with the appropriate precaution and responsibility as stated in their privacy policies. The premise is that both the website providing the ad space and the advertiser (1) have an opt-in relationship with the customer, (2) have an opportunity to share their consumer privacy policies with their customer, and (3) provide an opportunity to opt-out.

We will collect certain technical data (such as type of browser, operating system, domain type, date and time of viewer’s response) when serving Internet advertisements. This type of information is defined by the Network Advertising Initiative as non-personally identifiable information. In addition, we will use non-personally identifiable information that we receive from websites, pursuant to their consumer privacy policies, about their visitors’ general demographics and interests in order to target appropriate advertising to the websites.

We will use “cookies,” among other techniques, to measure and report non-personally identifiable information to advertisers, such as the number of people who see their advertisements or emails and the number of times people see the advertisement. A cookie is a small file that is stored in a web user’s hard drive.  Cookies cannot read information from the web user’s hard drive; rather they allow websites and advertisers to track advertising effectiveness and to ensure that viewers do not receive the same advertisements repeatedly.  Cookies, by themselves, cannot be used to identify any user if the user does not provide any personally identifiable information.  They can be used, however, to record user preferences in order to allow personalization features such as stock portfolio tracking and targeted news stories.

Patent

We presently utilize licenses in connection with our mobile VoIP calls and mobile advertising business. We have yet to exercise our option to purchase patent application #12/164,259 entitled “Data communications between short-range enabled wireless devices over networks and proximity marketing to such devices” filed with the United States Patent and Trademark Office on June 30, 2008 owned by VTA for $3.5 million vide an Option Agreement that was executed between us and VTA on April 8, 2010.  The option to purchase the patent application ends on April 7, 2011,  12 months after the date of the Option Agreement.  Pursuant to the Option Agreement, the one-time license fee of $500,000 payable by us to VTA under its license agreement and the license fee of $500,000 payable by Info-Accent to VTA under its license agreement will form part of the purchase consideration should we exercise its option to purchase the patent.

Employees and Employment Agreements

At present, we have do not have any employees.  Our wholly owned Malaysian subsidiary, Info-Accent, has three employees, including our Chief Executive Officer, Chong Aik Fun and our Treasurer and Chief Financial Officer, Hon Kit Wong, who have similar officer positions at Info-Accent.  Our CEO and CFO are paid by Info-Accent under the terms of employee contracts pursuant to which they also render services to our company, Global MobileTech.  None of our officers or directors has an employment agreement with us.  An additional seven workers at Info-Accent are paid on a year to year contract basis.

B.  DESCRIPTION OF PROPERTY

Since our inception on December 10, 2007, our principal place of business and corporate offices have been located at 25 West Cataldo, Suite A, Spokane, WA. 99202.  We have agreed to pay our former Chief Executive Officer $200 per month for rent and a variety of services which include secretarial, phone, copy machine, computer access and office supplies.  On January 1, 2008, we signed a one year lease with our former Chief Executive Officer for use of our business premises, which consists of 1200 square feet.

On December 26, 2007, we purchased all right, title and interest in the three patented claims comprising the Bayhorse Silver Mine from five owners of IBEX Minerals, Inc.  The Bayhorse Silver Mine comprises three patented mining claims containing a total of 45 acres and 66 unpatented mining claims consisting of 1,365 acres.  The property was quit claimed to us and recorded on December 26, 2007 in the county assessor’s office in Baker City, Oregon and with the office of the United States Bureau of Land Management in Portland, Oregon so we have full legal ownership rights to the Bayhorse mining claims, including the mineral and water rights.  The Bayhorse Property is located near the Snake River approximately 6.5 miles northeast of the town of Huntington, Oregon, in sections 8,9,16,17,19,20 and 21, T. 13 S., R. 45 E., Willamette Meridian.  The area is presently accessible by a well maintained county road. The registered mining claims are summarized below.

Unpatented Mining Claims	OMC #
BH 1 through BH 66	163188 through 163253

Patented Mining Claims	Mineral Survey Number
OK Quartz Load	M.S. 301
Rapid Quarts Load	M.S. 30o
Bayhorse Quartz Load	M.S. 133

In January 2008, our agents staked 66 unpatented mining claims surrounding its three patented claims, totaling approximately 1,365 acres.  We do not own the land that makes up the unpatented claims, but we have the right to explore for commercial mineralization and in the event commercial minerals exist, we may, under certain conditions, extract those minerals.

C.  LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against us or our subsidiaries, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our Directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

D.  MARKET PRICE OF AND DIVDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board since April 15, 2009.  Since its quotation on OTC Bulletin Board there has been no trading activity of any kind until very recently and consequently there are no historical share prices to report.  Any future quotations on the OTC Bulletin Board would reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of March 31, 2010, there were 54 holders of record of our common stock.

Dividend Policy

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.   We would not be able to pay our debts as they become due in the usual course of business; or

2.   Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plan Information

The following table sets forth information about the common stock available for issuance under compensatory plans and arrangements as of May 15, 2010.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan approved by security holders (1)	0	$0	1,000,000
Total	0	$0	1,000,000

 (1)

On December 10, 2007 our shareholders adopted the 2007 Non-Qualified Stock Option and Stock Appreciation Rights Plan with 1,000,000 shares of common stock reserved for issuance under the Plan under which the board of Directors may grant incentive or non-statutory stock options to our officers, Directors, employees, consultants and advisors .

E.  FINANCIAL STATEMENTS

 TREVENEX RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

CONTENTS	Page
Report of Independent Registered Public Accounting Firm	32
Balance Sheets at June 30, 2009 and 2008	33
Statements of Operations for the Fiscal Year Ended June 30, 2009, for the Period from December 10, 2007 (Inception) through June 30, 2008 and for the Period from December 10, 2007 (Inception) through June 30, 2009	34
Statement of Changes in Stockholders’ Equity for the Period from December 10, 2007 (Inception) through June 30, 2009	35
Statements of Cash Flows for the Fiscal Year Ended June 30, 2009, for the Period from December 10, 2007 (Inception) through June 30, 2008, and for the Period from December 10, 2007 (Inception) through June 30, 2009	36
Notes To Financial Statements	37-43
Interim Financial Statements for the Periods Ended March 31, 2010 and 2009 (Unaudited)	44-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Trevenex Resources, Inc.

(An exploration stage company)

Spokane, Washington

We have audited the accompanying balance sheet of Trevenex Resources, Inc. (an exploration stage company) (the “Company”) as of June 30, 2009 and 2008 and the related statement of operations, stockholder’s equity and cash flows for the fiscal year ended June 30, 2009, for the period from December 10, 2007 (Inception) through June 30, 2008 and for the period from December 10, 2007 (Inception) through June 30, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and 2008 and the results of its operations and its cash flows for the fiscal year ended June 30, 2009, for the period from December 10, 2007 (Inception) through June 30, 2008 and for the period from December 10, 2007 (Inception) through June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company had a negative working capital and a deficit accumulated during the exploration stage at June 30, 2009 and had a net loss and cash used in operations for the fiscal year ended June 30, 2009, with no revenues during the period.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

August 6, 2009

TREVENEX RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS

	June 30,	June 30,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$60	$14,462

Total Current Assets	60	14,462

MINING CLAIMS	40,000	40,000

Total Assets	$40,060	$54,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$7,612	$12,678
Accrued Expenses	5,400	-

Total Current Liabilities	$13,012	$12,678

STOCKHOLDERS’ EQUITY

Preferred stock at $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding
Common stock at $.001 par value; 100,000,000 shares authorized, 1,700,000 and 1,500,000 shares issued and outstanding, respectively	1,700	1,500
Additional Paid in Capital	168,600	118,800
Deficit accumulated during the exploration stage	(143,252)	(78,516)

Total Stockholder's Equity	27,048	41,784

Total Liabilities and Stockholder's Equity	$40,060	$54,462

See accompanying notes to the financial statements.

TREVENEX RESOURCES, INC
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS

		For the Period from	For the Period from
	For the Fiscal Year	December 10, 2007	December 10, 2007
	Ended	(Inception) through	(Inception) through
	June 30, 2009	June 30, 2008	June 30, 2009

OPERATING EXPENSES:
Professional fees	$60,151	$36,701	$96,852
Unpatented claims location cost	-	34,354	34,354
Rent expense – related party	2,400	1,200	3,600
General and administrative expenses	2,185	6,261	8,446

Total operating expenses	64,736	78,516	143,252

LOSS BEFORE TAXES	(64,736)	(78,516)	(143,252)

INCOME TAXES	-	-	-

NET LOSS	$(64,736)	$(78,516)	$(143,252)

NET LOSS PER COMMON SHARE
BASIC AND DILUTED:	$(0.04)	$(0.05)	$(0.10)

Weighted Common Shares Outstanding
basic and diluted	1,510,379	1,500,000	1,506,673

See accompanying notes to the financial statements.

TREVENEX RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
For the Period from December 10, 2007 (Inception) through June 30, 2009

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated during the Exploration Stage	Total Shareholders' Equity
Balance, December 10, 2007 (inception)	-	$-	$-	$-	$-

Issuance of common stock to founders at par	300,000	300			300

Issuance of common stock for cash in December 2007 at $0.10 per share	1,000,000	1,000	99,000		100,000

Issuance of common stock associated with the acquisition of mining claims on December 26, 2007 valued at $0.10 per share	200,000	200	19,800		20,000

Net Loss	-	-	-	(78,516)	(78,516)

Balance, June 30, 2008	1,500,000	1,500	118,800	(78,516)	41,784

Issuance of common stock for cash on June 11, 2009 at $0.25 per share	185,200	185	46,115		46,300

Issuance of common stock for conversion of accounts payable on June 12, 2009 at $0.25 per share	14,800	15	3,685		3,700

Net Loss				(64,736)	(64,736)

Balance, June 30, 2009	1,700,000	$1,700	$168,600	$(143,252)	$27,048

See accompanying notes to the financial statements.

TREVENEX RESOURCES, INC
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended	For the Period From December 10, 2007 (Inception) through	For the Period From December 10, 2007 (Inception) through
	June 30, 2009	June 30, 2008	June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(64,736)	$(78,516)	$(143,252)

Adjustments to reconcile net loss to net cash
used in operating activities
Changes in operating assets and liabilities:
Accounts payable	(1,366)	12,678	11,312
Accrued expenses	5,400	-	5,400

NET CASH USED IN OPERATING ACTIVITIES	(60,702)	(65,838)	(126,540)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of mining claims	-	(20,000)	(20,000)

NET CASH USED IN INVESTING ACTIVITIES	-	(20,000)	(20,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	46,300	100,300	146,600

NET CASH PROVIDED BY FINANCING ACTIVITIES	46,300	100,300	146,600

NET CHANGE IN CASH	(14,402)	14,462	60

Cash at beginning of period	14,462	-	-

Cash at end of period	$60	$14,462	$60

SUPPLEMENTAL DISCLOSURE OF
CASH FLOWS INFORMATION:
Interest paid	$-	$-	$-
Taxes paid	$	$-	$-

NON-CASH INVESTING AND FINANCING
ACTIVITES:
Issuance of shares associated with
the acquisition of mining claims	$-	$20,000	$20,000
Issuance of common stock for conversion of
accounts payable	$3,700	$	$3,700

See accompanying notes to the financial statements.

TREVENEX RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

JUNE 30, 2009 AND 2008

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND OPERATIONS

Trevenex Resources, Inc. (an exploration stage company) (“Trevenex” or the “Company”) was incorporated on December 10, 2007 under the laws of the State of Nevada for the purpose of  acquiring, exploring and developing mineral properties.  Although the Company acquired mineral property and related mineral rights - quartz load mining claims, a substantial portion of the Company’s activities has involved establishing the business and the Company has neither started exploring the mineral property, nor generated any revenue to date.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.   These reclassifications had no effect on reported losses.

Exploration stage company

The Company is an exploration stage company as defined by Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”).  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company’s exploration stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fiscal year end

The Company has elected a fiscal year ending on June 30.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Mineral property and related mineral rights - quartz load mining claims

The Company follows Statement of Financial Accounting Standards No. 19 “Financial Accounting and Reporting by Oil and Gas Producing Companies” (“SFAS No. 19”) and American Institute of Certified Public Accountants (“AICPA”) Statement of Position 98-5 “Reporting on the Costs of Start-Up Activities” (“SOP 98-5”) for its mineral property and related mineral rights - quartz load mining claims.  Mineral property and related mineral rights acquisition costs are capitalized pending determination of whether the drilling has found proved reserves.  If a mineral ore body is discovered, capitalized costs will be amortized on a unit-of-production basis following the commencement of production.  Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value.  Exploration costs, including rights of access to lands for geophysical work and salaries, equipment, and supplies for geologists and geophysical crews are expensed as incurred.  When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs as well as interest costs relating to exploration and development projects that require greater than six (6) months to be readied for their intended use incurred after such determination will be capitalized.  The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible.  Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized on a unit-of-production basis.  Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.  The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate.  A gain or loss will be recognized for all other sales of proved properties and will be classified in other operating revenues.  Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

The provision for depreciation, depletion and amortization (“DD&A”) of mineral properties is calculated on a property-by-property basis using the unit-of-production method.  Taken into consideration in the calculation of DD&A are estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets. The Company’s long-lived assets, which include mineral property and related mineral rights, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company periodically reviews its proved mineral properties for impairment whenever events and circumstances indicate a decline in the recoverability of their carrying value may have occurred.  The Company estimates the expected undiscounted future cash flows of its mineral properties and compares such undiscounted future cash flows to the carrying amount of the mineral properties to determine if the carrying amount is recoverable.  If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the mineral properties to fair value.  The factors used to determine fair value include, but are not limited to, recent sales prices of comparable properties, estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the expected cash flows projected.

Unevaluated properties are assessed periodically on a property-by-property basis and any impairment in value is charged to expense.  If the unevaluated properties are subsequently determined to be productive, the related costs are transferred to proved mineral properties.  Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain until all costs are recovered.

The Company determined that there were no impairments of long-lived assets as of June 30, 2009 or 2008.

Fair value of financial instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about fair value of Financial Instruments” (“SFAS No. 107”) for disclosures about fair value of its financial instruments and has adopted Financial Accounting Standards Board (“FASB”) No. 157 “Fair Value Measurements” (“SFAS No. 157”) to measure the fair value of its financial instruments.  SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, SFAS No. 157 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by SFAS No. 157 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

As defined by SFAS No. 107, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.  The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at June 30, 2009 or 2008, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the fiscal year ended June 30, 2009 or for the period from December 10, 2007 (inception) through June 30, 2008.

Revenue recognition

The Company follows the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No. 101”), as amended by SAB No. 104 (“SAB No. 104”) for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company will derive its revenue from sales contracts with customers with revenues being generated upon the shipment of mineral ores upon the Company commencing exploration operations.  Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking company or third party carrier and title transfers upon shipment, based on free on board (“FOB”) warehouse; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Stock-based compensation and equity instruments issued to other than employees for acquiring goods or services

The Company accounted for its stock based compensation under the recognition and measurement principles of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”) using the modified prospective method for transactions in which the Company obtains employee services in share-based payment transactions and the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services” (“EITF No. 96-18”) for share-based payment transactions with parties other than employees provided in SFAS No. 123R.  All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48.

Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  There were no potentially dilutive shares outstanding as of June 30, 2009 or 2008.

Recently issued accounting pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008.  Commencing with its annual report for the year ending June 30, 2009, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement:

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;
•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and
•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities.  Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption.  In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption.  The Company does not expect the adoption of SFAS No. 161 to have a material impact on the financial results of the Company.

In May 2008, FASB issued FASB Statement No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”) to be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  The effect of adoption of SFAS No. 162 on the Company’s financial position and results of operations is not expected to be material.

In May 2009, FASB issued FASB Statement No. 165 “Subsequent events” (“SFAS No. 165”) to be effective for the interim or annual financial periods ending after June15, 2009.  The objective of this Statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  In particular, this Statement sets forth: 1. The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements. 2.  The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. 3. The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  The effect of adoption of SFAS No. 165 on the Company’s financial position and results of operations is not expected to be material.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the exploration stage of $143,252 at June 30, 2009 and had a net loss and cash used in operations of $64,736 and $60,702 for the fiscal year ended June 30, 2009, respectively, with no revenues since inception.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – MINING CLAIMS

On November 1, 2007, the Company’s current president, CEO and significant stockholder, Scott Wetzel, acquired a ninety (90) day option to purchase certain mining claims from IBEX Minerals, Inc.  Scott Wetzel assigned his rights to this option to the Company upon its formation on December 10, 2007.  On December 26, 2007, the Company exercised the option and purchased the three (3) patented mining claims from IBEX Minerals, Inc. for (i) $20,000 and (ii) 200,000 shares of restricted common stock valued at $20,000, the estimated fair value at the date of acquisition and all the rights, title and interest in the three (3) patented mining claims were deeded to the Company free of encumbrances and recorded in the County of Baker, State of Oregon.  In January 2008, the Company retained Minex Exploration, Inc. an independent exploration contract company, and expended $34,354 to locate unpatented mining claims contiguous and surrounding the three (3) patented mining claims. Minex Exploration, Inc. located 66 unpatented mining claims contiguous and surrounding the three (3) patented mining claims. Subsequently, these unpatented claims were recorded in the County of Baker, State of Oregon and with the office of the United States Bureau of Land Management in Portland Oregon. The three (3) patented mining claims and 66 unpatented mining claims are referred to as the Bayhorse mining property.

The Bayhorse mining property is located approximately 6.5 miles northeast of the community of Huntington Oregon, in sections 8,9,16,17,19,20 and 21, T. 13 S., R. 45 E., Willamette Meridian in the County of Baker, State of Oregon. The registered mining claims are summarized below:

Patented mining claims	Mineral Certificate No., designated by the Surveyor General as Lot No.
BAY HORSE QUARTZ LODE MINING CLAIM	Mineral Certificate No. 67, designated by the Surveyor General as Lot No. 37
O.K. CONSOLIDATED QUARTZ LODE MINING CLAIM	Mineral Certificate No. 3, designated by the Surveyor General as Lot No. 301
RAPID QUARTZ LODE MINING CLAIM	Mineral Certificate No. 2, designated by the Surveyor General as Lot No. 300

Unpatented mining claims	OMC #
BH1 through BH66	163188 through 163253

The Company did not record depletion of mineral properties as it has not started to explore its mining claims.  Depletion expense for the next five (5) fiscal years is undeterminable as the Company is still an exploration stage company and its planned principal operations have not commenced.

NOTE 5 – STOCKHOLDERS’ EQUITY

Common stock

The Company was incorporated on December 10, 2007 at which time 300,000 shares of common stock were issued to the Company’s three (3) founders at par value of $.001.

In December 2007, the Company sold 1,000,000 shares of its common stock at $0.10 per share for $100,000.

On December 26, 2007, the Company issued IBEX Minerals, Inc. 200,000 shares of restricted common stock valued at $20,000, estimated fair value at the date of acquisition, in connection with the acquisition of the three (3) patented mining claims.

On June 11, 2009, the Company sold 185,200 shares of common stock for cash at $0.25 per share for a total of $ 46,300.

On June 12, 2009, the Company issued an aggregate of 14,800 shares of common stock valued at $0.25 per share in lieu of payment of $3,700 indebted to its President and CEO and an unrelated third party vendor.

Stock option plan

The Company’s Board of Directors approved the adoption of the “2007 Non-Qualified Stock Option and Stock Appreciation Rights Plan” (“2007 Plan”) by unanimous consent on December 10, 2007. The 2007 Plan was initiated to encourage and enable officers, directors, consultants, advisors and other key employees of the Company to acquire and retain a proprietary interest in the Company by ownership of its common stock. A total of 1,000,000 of the authorized shares of the Company’s common stock may be subject to, or issued pursuant to, the terms of the plan. No options have been issued or outstanding under the 2007 Plan as of June 30, 2009 or 2008.

NOTE 6 – INCOME TAXES

Deferred tax assets

At June 30, 2009, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $143,252 that may be offset against future taxable income through 2028.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $48,706 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $48,706.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability. The valuation allowance increased approximately $22,011 and $26,695 for the year ended June 30, 2009 and for the period from December 10, 2007 (Inception) through June 30, 2008, respectively.

Components of deferred tax assets at June 30, 2009 and 2008 are as follows:

	June 30, 2009	June 30, 2008
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$48,706	26,695
Less valuation allowance	(48,706)	(26,695)
Deferred tax assets, net of valuation allowance	$-	$-

Income taxes in the statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Fiscal Year Ended June 30, 2009	For the Period from December 10, 2007 (inception) through June 30, 2008

Federal statutory income tax rate	34.0%	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%	(34.0)%
Effective income tax rate	0.0%	0.0%

NOTE 7 – RELATED PARTY TRANSACTION

Office space and secretarial services

The Company has been provided office space and secretarial services by its Chief Executive Officer at $200 per month. The Company paid $2,400 and $1,200 for the fiscal year ended June 30, 2009 and for the period from December 10, 2007 (inception) through June 30, 2008, respectively.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated all events that occur after the balance sheet date but before financial statements are available to be issued to determine if they must be reported.

On July 1, 2009, the Company issued 50,000 unregistered shares of its common stock to Triax Capital Management, Inc. in exchange for (i) consulting services and (ii) $5,000 in cash, valued at $0.25 per share or $ 12,500 in aggregate, the fair value of the common shares at July 1, 2009 (the date of the issuance).

Interim Financial Statements for the periods Ended March 31, 2010 and 2009 (Unaudited):

TREVENEX RESOURCES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS (NOTES 2 AND 3) (RESTATED)
AS OF MARCH 31, 2010 AND JUNE 30, 2009
(Unaudited)

ASSETS
	March 31,	June 30,
	2010	2009
Current Assets:
Cash	$ 206	$ 60

Total current assets	206	60

Other Assets:
Mineral properties - Available for sale in 2010	40,000	40,000
License Agreement	500,000	-
Less - Accumulated amortization	(2,083)	-
Total other assets	537,917	40,000

Total Assets	$ 538,123	$ 40,060

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable – Trade	$ 21,690	$ 7,612
Accrued liabilities	5,927	5,400
License agreement payable	500,000	-
Due to related party	4,000	-
Notes payable	18,000	-

Total current liabilities	549,617	13,012

Total liabilities	549,617	13,012

Commitments and Contingencies

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value: 10,000,000 shares authorized;
no shares issued or outstanding in 2010 and 2009, respectively	-	-
Common stock, par value $0.001 per share, 100,000,000
shares authorized; 1,750,000 and 1,700,000 shares
issued and outstanding in 2010 and 2009, respectively	1,750	1,700
Additional paid-in capital	181,050	168,600
Accumulated (deficit) during the development stage	(194,294)	(143,252)

Total stockholders' equity (deficit)	(11,494)	27,048

Total Liabilities and Stockholders' Equity	$ 538,123	$ 40,060

The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

TREVENEX RESOURCES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS (NOTES 2 & 3) (RESTATED)
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2010 AND 2009,
AND CUMULATIVE FROM INCEPTION (DECEMBER 10, 2007)
THROUGH MARCH 31, 2010
(Unaudited)

	Three Months Ended		Nine Months Ended		Cumulative
	March 31,		March 31,		From
	2010	2009	2010	2009	Inception

Revenues	$ -	$ -	$ -	$ -	$ -

Expenses:
Professional fees	5,863	8,332	39,856	47,489	136,708
Exploration costs	-	-	-	-	34,354
Rent expense - related party	600	600	1,800	1,800	5,400
Amortization	2,083	-	2,083	-	2,083
Advertising	-	-	1,610	-	1,610
General and administrative expenses - Other	4,621	1,856	5,166	2,132	13,612

Total general and administrative expenses	13,167	10,788	50,515	51,421	193,767

(Loss) from Operations	(13,167)	(10,788)	(50,515)	(51,421)	(193,767)

Other Income (Expense):
Interest expense	(420)	-	(527)	-	(527)

Provision for income taxes	-	-	-	-	-

Net (Loss)	$ (13,587)	$ (10,788)	$ (51,042)	$ (51,421)	$ (194,294)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$ (0.01)	$ (0.01)	$ (0.03)	$ (0.03)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	1,750,000	1,500,000	1,750,000	1,500,000

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

TREVENEX RESOURCES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (NOTES 2 AND 3) (RESTATED)
FOR THE PERIOD FROM INCEPTION (DECEMBER 10, 2007)
THROUGH MARCH 31, 2010
(Unaudited)

				(Deficit)
				Accumulated
			Additional	During the
	Common stock		Paid-in	Development
Description	Shares	Amount	Capital	Stage	Totals

Balance - December 10, 2007	-	$ -	$ -	$ -	$ -

Common stock issued to
founders for cash	300,000	300	-	-	300

Common stock issued for cash	1,000,000	1,000	99,000	-	100,000

Common stock issued for
acquisition of mining claims	200,000	200	19,800	-	20,000

Net (loss) for the period	-	-	-	(78,516)	(78,516)

Balance - June 30, 2008	1,500,000	1,500	118,800	(78,516)	41,784

Common stock issued for cash	185,200	185	46,115	-	46,300

Common stock issued for
conversion of accounts payable	14,800	15	3,685	-	3,700

Net (loss) for the period	-	-	-	(64,736)	(64,736)

Balance - June 30, 2009	1,700,000	1,700	168,600	(143,252)	27,048

Common stock issued for cash	20,000	20	4,980	-	5,000
Common stock issued for
management consulting services	30,000	30	7,470	-	7,500

Net (loss) for the period	-	-	-	(51,042)	(51,042)

Balance -March 31, 2010	1,750,000	$ 1,750	$ 181,050	$ (194,294)	$ (11,494)

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

TREVENEX RESOURCES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTES 2 & 3) (RESTATED)
FOR THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009,
AND CUMULATIVE FROM INCEPTION (DECEMBER 10, 2007)
THROUGH MARCH 31, 2010
(Unaudited)

	Nine Months Ended		Cumulative
	March 31,		From
	2010	2009	Inception
Operating Activities:
Net (loss)	$ (51,042)	$ (51,421)	$ (194,294)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Amortization	2,083	-	2,083
Common stock issued for consulting
services	7,500	-	7,500
Changes in assets and liabilities-
Accounts payable - Trade	14,078	33,382	25,390
Accrued liabilities	527	3,800	5,927

Net Cash (Used in) Operating Activities	(26,854)	(14,239)	(153,394)

Investing Activities:
Mining claims	-	-	(20,000)

Net Cash (Used in) Investing Activities	-	-	(20,000)

Financing Activities:
Proceeds from related parties	4,000	-	4,000
Notes payable	18,000	-	18,000
Issuance of common stock for cash	5,000	-	151,600

Net Cash Provided by Financing Activities	27,000	-	173,600

Net Increase (Decrease) in Cash	146	(14,239)	206

Cash - Beginning of Period	60	14,462

Cash - End of Period	$ 206	$ 223	$ 206

Supplemental Disclosure of Cash Flow
Information:
Cash paid during the period for:
Interest	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -

Supplemental Information of Noncash Investing and Financing Activities:
-On December 26, 2007, the Company issued 200,000 shares of common stock for acquisition of the 3 mining claims, valued at $20,000.
-On June 12, 2009, the Company issued 14,800 shares of common stock valued at $0.25 per share in lieu of payment of $3,700 Indebted to its former President and CEO and a third party vendor.
-On July 1, 2009, the Company issued 30,000 shares of common stock at $0.25 per share for management consulting services valued at $7,500.

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Organization and Business

Trevenex Resources, Inc. (“Trevenex” or the “Company”) is a Nevada corporation in the development stage.  The Company was incorporated under the laws of the State of Nevada on December 10, 2007, for the purpose of acquiring, exploring, and developing mineral properties.  Although the Company acquired mineral property and related mineral rights - quartz load mining claims, a substantial portion of the Company’s activities has involved establishing the business and the Company has neither started exploring the mineral property, nor generated any revenue to date.

The management of the Company has decided to transition from a mining exploration company to a provider of mobile Voice over Internet Protocol (“VoIP”) calls and mobile advertising services in the high growth mobile communications sector by entering into a five-year exclusive Marketing, Distribution and License Agreement (“License Agreement”) with VyseTECH Asia Sdn Bhd (“VTA”), a Malaysian corporation on March 15, 2010.  The License Agreement grants the Company exclusive marketing rights for products developed by VTA and related mobile VoIP calls and mobile advertising services for the express purpose of selling the products and related mobile VoIP calls and mobile advertising services in North America.

Formation of Trevenex Acquisitions, Inc.

On September 1, 2009, the Company formed a wholly owned subsidiary, Trevenex Acquisitions, Inc. under the laws of the State of Nevada.  Trevenex Acquisitions, Inc. is currently inactive.

Unaudited Interim Financial Statements

The interim consolidated financial statements of the Company as of March 31, 2010, and June 30, 2009, and for the three and nine months ended March 31, 2010, and 2009, and cumulative from inception, are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2010, and June 30, 2009, and the results of its operations and its cash flows for the three and nine months ended March 31, 2010, and 2009, and cumulative from inception. These results are not necessarily indicative of the results expected for the fiscal year ending June 30, 2010. The accompanying financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States of America. Refer to the Company’s audited financial statements as of June 30, 2009, filed with the SEC for additional information, including significant accounting policies.

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Trevenex Acquisitions, Inc.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal year end

The Company has elected June 30 as its fiscal year ending date.

Cash and Cash Equivalents

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Mineral Property and Related Mineral Rights - Quartz Load Mining Claims

Mineral claim and other property acquisition costs are capitalized as incurred.  Such costs are carried as an asset of the Company until it becomes apparent through exploration activities that the cost of such properties will not be realized through mining operations.  Mineral exploration costs are expensed as incurred, and when it becomes apparent that a mineral property can be economically developed as a result of establishing proven or probable reserve, the exploration costs, along with mine development cost, are capitalized.  The costs of acquiring mineral claims, capitalized exploration costs, and mine development costs are recognized for depletion and amortization purposes under the units-of-production method over the estimated life of the probable and proven reserves.  If mineral properties, exploration, or mine development activities are subsequently abandoned or impaired, any capitalized costs are charged to operations in the current period.

Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. For the nine months ended March 31, 2010, and 2009, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

Revenue recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenue when it is realized or realizable and earned less estimated future doubtful accounts.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company will derive its revenue from sales contracts with customers with revenues being generated upon the product or services have been rendered.

Stock-based compensation

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under FASB ASC Topic 718, Compensation - Stock Compensation, which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments over the vesting period.

The Company also adopted FASB ASC Topic 505-50, Equity Based Payment to Non-Employees to account for equity instruments issued to parties other than employees for acquiring goods or services.  Such awards for services are recorded at either the fair value of the consideration received or the fair value of the instruments issued in exchange for such services, whichever is more reliably measurable.

Loss per Common Share

Net loss per common share is computed pursuant to FASB ASC Topic 260, Earnings per Share.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding for the period ended March 31, 2010, and 2009.

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the consolidated financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s consolidated financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company has adopted FASB ASC Topic 825, Financial Instruments, and ASC Topic 820, Fair Value Measurements and Disclosures, which establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, it establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, accrued expenses and accrued interest, approximate their fair values because of the short maturity of these instruments. The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangement at March 31, 2010.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis.  Consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value as of March 31, 2010, or June 30, 2009, nor gains or losses are reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the nine months period ended March 31, 2010, and 2009, or for the period from inception (December 10, 2007) through March 31, 2010.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of March 31, 2010, and June 30, 2009, and expenses for the three and nine months ended March 31, 2010, and 2009, and cumulative from inception.  Actual results could differ from those estimates made by management.

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

NOTE 2 - DEVELOPMENT STAGE ACTIVITIES AND GOING CONCERN

The Company is a development stage company and is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. During the period from December 10, 2007, through March 31, 2010, the Company had an accumulated deficit of $194,294.

The Company is in the process of launching its new business in the provision of mobile VoIP calls and mobile advertising services in the United States and Asia. The business direction change moved the Company from the exploration stage to the development stage.

All losses accumulated since inception has been considered as part of the Company’s development stage activities.

While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional capital, or be successful in the development and commercialization of its mobile VoIP Calls and mobile advertising services that will generate sufficient revenues to sustain the operations of the Company.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred an operating loss since inception and the cash resources of the Company are insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 - RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to March 31, 2010, the management of the Company determined that an error had occurred in the capitalization of certain mineral claim costs related to 66 unpatented mining claims that were identified and staked in fiscal 2008.  The claims were determined to not be of future utility to the Company. The Company corrected the error by (i) decreasing the cost of mineral properties – available for sale by $34,354 in the accompanying consolidated balance sheets as of March 31, 2010, and the cost of mineral properties as of June 30, 2009; (ii) recording the cost of locating and recording the 66 unpatented claims in the amount of $34,354 as exploration expenses in fiscal 2008 as part of costs and expenses incurred cumulated from inception in the accompanying consolidated statements of operations; and, (iii) increasing the amount of deficit accumulated during the development stage for the fiscal periods  ended March 31, 2010, and June 30, 2009, and 2008, by $34,354 in the accompanying consolidated balance sheets, the consolidated statement of stockholders’ equity (deficit), and the consolidated statements of cash flows, as applicable.  As state above, the impact of the correction increased the deficit accumulated during the development stage by $34,354. Net loss per share – basic and diluted was not reported in the accompanying consolidated statements of operations for the period affected by the correction. As such, there was no measureable impact on the net loss per share – basic and diluted.

NOTE 4 – MINING CLAIMS

On November 1, 2007, the Company’s former President, CEO and significant stockholder, Scott Wetzel, acquired a ninety-day (90) option to purchase certain mining claims from IBEX Minerals, Inc.  Scott Wetzel assigned his rights to this option to the Company upon its formation on December 10, 2007.  On December 26, 2007, the Company exercised the option and purchased the three (3) patented mining claims from IBEX Minerals, Inc. for (i) $20,000 and (ii) 200,000 shares of restricted common stock valued at $20,000, the estimated fair value on the date of acquisition and all the rights, title and interest in the three (3) patented mining claims were deeded to the Company free of encumbrances and recorded in the County of Baker, State of Oregon.  In January 2008, the Company retained Minex Exploration, Inc., an independent exploration contract company, and expended $34,354 to locate unpatented mining claims contiguous and surrounding the three (3) patented mining claims.  Minex Exploration, Inc. located 66 unpatented mining claims contiguous and surrounding the three (3) patented mining claims.  Subsequently, these unpatented claims were recorded in the County of

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

Baker, State of Oregon, and with the office of the United States Bureau of Land Management in Portland, Oregon.  The three (3) patented mining claims and 66 unpatented mining claims are referred to as the Bayhorse mining property.

The Bayhorse mining property is located approximately 6.5 miles northeast of the community of Huntington, Oregon, in sections 8,9,16,17,19,20 and 21, T. 13 S., R. 45 E., Willamette Meridian in the County of Baker, State of Oregon.  The registered mining claims are summarized below:

Patented mining claims	Mineral Certificate No., designated by the Surveyor General as Lot No.
BAY HORSE QUARTZ LODE MINING CLAIM	Mineral Certificate No. 67, designated by the Surveyor General as Lot No. 37
O.K. CONSOLIDATED QUARTZ LODE MINING CLAIM	Mineral Certificate No. 3, designated by the Surveyor General as Lot No. 301
RAPID QUARTZ LODE MINING CLAIM	Mineral Certificate No. 2, designated by the Surveyor General as Lot No. 300

Unpatented mining claims	OMC #
BH1 through BH66	163188 through 163253

The Company did not record depletion of mineral properties as it has not started production from such mining claims.  Depletion expense for the next five (5) fiscal years is undeterminable as the Company is still a development stage company and its planned principal operations have not commenced. Subsequent to the locating and recording of the 66 unpatented mining claims by Minex Exploration, the management of the Company determined that such claims were of no future utility to the Company.  As such, the cost of the claims, amounting to $34,354, was expensed in fiscal 2008. Due to the Company’s change in business direction, the Company considers its remaining three (3) patented mining claims as assets available for sale.

NOTE 5 – CHANGE IN MANAGEMENT

Effective March 25, 2010, Mr. Scott Wetzel, Mr. Ted Wagner, and Mr. Raymond Kuh resigned as Directors and officers of the Company.  Mr. Scott Wetzel will continue to serve as a Director of Trevenex Acquisitions, Inc.  Effective March 25, 2010, Mr. Mohd Aris Bernawi was appointed as Chairman and Director of the Company; Ms.Valerie Hoi Fah Looi was appointed as Secretary and Director of the Company; Mr. Aik Fun Chong was appointed as President and Chief Executive Officer of the Company; Mr. Hon Kit Wong was appointed as Chief Financial Officer and Treasurer; and, Mr. Chee Hong Leong was appointed as Director of the Company.

NOTE 6 – NOTES PAYABLE

Notes payable as of March 31, 2010, and June 30, 2009, consisted of the following:

	March 31,	June 30,
	2010	2009
Note payable to a non-financial entity, with interest at 6.00% per annum, with principal and interest due February 14, 2010, with an extension granted to June 30, 2010.	$500	$-

Note payable to a non-financial entity, with interest at 7.00% per annum, with principal and interest due March 9, 2010, with an extension granted to June 9, 2010.	$17,500	$-
	$18,000	$-

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

NOTE 7 – COMMON STOCK

Common stock

The Company was incorporated on December 10, 2007, at which time 300,000 shares of common stock were issued to the Company’s three (3) founders at par value of $.001, for proceeds of $300.

In December 2007, the Company issued 1,000,000 shares of its common stock at $0.10 per share for $100,000.

On December 26, 2007, the Company issued to IBEX Minerals, Inc. 200,000 shares of restricted common stock valued at $20,000, in connection with the acquisition of the three (3) patented mining claims.

On June 11, 2009, the Company sold 185,200 shares of common stock for cash at $0.25 per share for total proceeds of $ 46,300.

On June 12, 2009, the Company issued an aggregate of 14,800 shares of common stock valued at $0.25 per share in lieu of payment of $3,700 indebted to its former President and CEO and an unrelated third- party vendor.

On July 1, 2009, the Company sold 50,000 shares of common stock at $0.25 per share for (i) $5,000 in cash and (ii) $7,500 related to management consulting services, or $12,500 of consideration in the aggregate.

Stock Option Plan

The Company’s Board of Directors approved the adoption of the “2007 Non-Qualified Stock Option and Stock Appreciation Rights Plan” (“2007 Plan”) by unanimous consent on December 10, 2007. The 2007 Plan was initiated to encourage and enable officers, Directors, consultants, advisors, and other key employees of the Company to acquire and retain a proprietary interest in the Company by ownership of its common stock.  A total of 1,000,000 of the authorized shares of the Company’s common stock may be subject to, or issued pursuant to, the terms of the 2007 Plan.  No options have been issued or were outstanding under the 2007 Plan as of March 31, 2010, or June 30, 2009.

NOTE 8 – INCOME TAXES

The provision (benefit) for income taxes for the nine months ended March 31, 2010, and 2009, were as follows (assuming a 15 percent effective tax rate):

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
Current Tax Provision:
Federal-
Taxable income	$ -	$ -

Total current tax provision	$ -	$ -

Deferred Tax Provision:
Federal-
Loss carryforwards	$ 7,656	$ 7,713
Change in valuation allowance	(7,656)	(7,713)

Total deferred tax provision	$ -	$ -

The Company had deferred income tax assets as of March 31, 2010, and June 30, 2009, as follows:

	As of	As of
	March 31,	June 30,
	2010	2009
Loss carryforward	$ 29,144	$ 21,488
Less - Valuation allowance	(29,144)	(21,488)
Total net deferred tax assets	$ -	$ -

The Company provided a valuation allowance equal to the deferred income tax assets for the nine months ended March 31, 2010, and 2009, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of March 31, 2010, and June 30, 2009, the Company had approximately $194,294, and $143,252, respectively, in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and will begin to expire in the year 2027.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company has been provided office space and secretarial services by its former Chief Executive Officer at $200 per month.  The Company paid $1,800 and $1,800 for the nine months ended March 31, 2010, and 2009, respectively, and as of March 31, 2010, the Company owed to the former officer $2,000.

As of March 31, 2010, a former Secretary and Treasurer loaned the Company $2,000.  The loan was provided for working capital purposes, and is unsecured, bears interest at 6 percent per annum, with principal and interest due June 7, 2010.

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

NOTE 10 - EXCLUSIVE MARKETING, DISTRIBUTION, AND LICENSE AGREEMENT

On March 15, 2010, Trevenex entered into a five-year exclusive Marketing, Distribution, and License Agreement with VTA, a Malaysian corporation.  The License Agreement relates to Trevenex acquiring the exclusive marketing rights for products developed by VTA and related mobile VoIP calls and mobile advertising services for the express purpose of selling the products and related mobile VoIP calls and mobile advertising services in North America.  Subject to reaching certain goals, Trevenex will be authorized to continue to sell VTA’s products and related mobile VoIP calls and mobile advertising services in the territory on an exclusive basis for the term of this Agreement.  In the event Trevenex does not meet certain minimum sales volumes, the License Agreement will revert to a non-exclusive agreement.

The provisions of the License Agreement require Trevenex to make a one-time only license fee payment to VTA in the amount of $500,000, within six months of the execution of the agreement.  Trevenex is currently undertaking a private placement of common stock to raise the necessary funds to part pay for the License Agreement, and provide operating capital to launch its new business in the United States.

NOTE 11 – RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB issued FASB Statement No. 161 (ASC Topic 815), “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133” (“SFAS No. 161”).  SFAS No. 161 (ASC Topic 815) enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Specifically, SFAS No. 161 (ASC Topic 815) requires:

a.

Disclosure of the objectives for using derivative instruments in terms of underlying risk and accounting designation;

b.

Disclosure of the fair values of derivative instruments and their gains and losses in a tabular format;

c.

Disclosure of information about credit-risk-related contingent features; and

d.

Cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 (ASC Topic 815) is effective for fiscal years and interim periods beginning after November 15, 2008. Earlier application is encouraged.  The management of the Company does not believe the adoption of this pronouncement to have a material impact on its consolidated financial statements.

In May 2008, the FASB issued FASB Statement No. 162 (ASC Topic 105), “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 (ASC Topic 105) identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America.  The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a)

FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c)

AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

d)

Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS No. 162 (ASC Topic 105) is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to its authoritative literature.  It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities. The management of the Company does not believe the adoption of this pronouncement to have a material impact on its consolidated financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163 (ASC Topic 944), “Accounting for Financial Guarantee Insurance Contracts” (“SFAS No. 163”).  SFAS No. 163 (ASC Topic 944) clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures about financial guarantee insurance contracts.

The accounting and disclosure requirements of SFAS No. 163 (ASC Topic 944) are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency.  Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60. That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “Accounting for Contingencies.”  SFAS No. 163 (ASC Topic 944) requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation.  It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations and (b) the insurance enterprise’s surveillance or watch list.

SFAS No. 163 (ASC Topic 944) is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities. Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163.  Except for those disclosures, earlier application is not permitted. The management of the Company does not expect the adoption of this pronouncement to have material impact on its consolidated financial statements.

On May 22, 2009, the FASB issued FASB Statement No. 164 (ASC Topic 958), “Not-for-Profit Entities: Mergers and Acquisitions” (“SFAS No. 164”).  SFAS No. 164 (ASC Topic 958) is intended to improve the relevance, representational faithfulness, and comparability of the information that a not-for-profit entity provides in its financial reports about a combination with one or more other not-for-profit entities, businesses, or nonprofit activities.  To accomplish that, this Statement establishes principles and requirements for how a not-for-profit entity:

a.	Determines whether a combination is a merger or an acquisition.
b.	Applies the carryover method in accounting for a merger.
c.	Applies the acquisition method in accounting for an acquisition, including determining which of the combining entities the acquirer is.
d.	Determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of a merger or an acquisition.

This Statement also improves the information a not-for-profit entity provides about goodwill and other intangible assets after an acquisition by amending FASB Statement No. 142, “Goodwill and Other Intangible Assets,” to make it fully applicable to not-for-profit entities.

SFAS No. 164 (ASC Topic 958) is effective for mergers occurring on or after December 15, 2009, and acquisitions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2009.  Early application is prohibited. The management of the Company does not expect the adoption of this pronouncement to have material impact on its consolidated financial statements.

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

On May 28, 2009, the FASB issued FASB Statement No. 165 (ASC Topic 855), “Subsequent Events” (“SFAS No. 165”).  SFAS No. 165 (ASC Topic 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  Specifically, SFAS No. 165 (ASC Topic 855) provides:

1.

The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009.  The adoption of this pronouncement did not have a material impact on the consolidated financial statements of the Company.

On June 9, 2009, the FASB issued FASB Statement No. 166 (ASC Topic 860), “Accounting for Transfers of Financial Assets- an amendment of FASB Statement No. 140” (“SFAS No. 166”).  SFAS No. 166 (ASC Topic 860) revises the derecognization provision of SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and will require entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk with respect to the assets.  It also eliminates the concept of a "qualifying special-purpose entity."

This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009.  The management of the Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

In June 2009, the FASB issued FASB Statement 167 (ASC Topic 810) "Amendments to FASB Interpretation No. 46(R).”  SFAS No. 167 (ASC Topic 810) amends certain requirements of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” to improve financial reporting by companies involved with variable interest entities and to provide additional disclosures about the involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity's financial statements.

This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009. The management of the Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

In June 2009, the FASB issued FASB Statement 168 (ASC Topic 105), "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162" ("SFAS No. 168").  SFAS No. 168 (ASC Topic 105) establishes the FASB Accounting Standards Codification (the "Codification") to become the single official source of authoritative, nongovernmental US generally accepted accounting principles (GAAP). The Codification did not change GAAP but reorganizes the literature.

SFAS No. 168 (ASC Topic 105) is effective for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement did not have a material impact on the consolidated financial statements of the Company.

NOTE 12 – SUBSEQUENT EVENTS

On April 7, 2010, Trevenex Acquisitions, Inc. established a wholly owned subsidiary in Malaysia, Info-Accent Sdn Bhd. (“Info-Accent”) to manage the Company’s businesses in Asia.

TREVENEX RESOURCES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

MARCH 31, 2010, AND 2009

(Unaudited)

On April 8, 2010, Info-Accent entered into a five-year exclusive Marketing, Distribution, and License Agreement (the “License Agreement”) with VTA, a Malaysian corporation, pursuant to which VTA agreed to grant Info-Accent exclusive marketing, distribution and licensing rights for mobile VoIP calls and mobile advertising related products and services developed by VTA.  The License Agreement provides that Info-Accent shall pay a one-time license fee of $500,000 to VTA and an additional $500,000 as consideration to acquire ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA.  VTA shall not during the term of the License Agreement engage in any business whatsoever which is in competition with or which may compete whether directly or indirectly with Info-Accent in Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.  The aggregate consideration shall be paid to VTA within ninety days from the execution date of the License Agreement.  Subject to reaching certain goals, Info-Accent will be authorized to continue to sell VTA’s products and related mobile VoIP calls and mobile advertising services in Asia on an exclusive basis for the term of the License Agreement.

On April 8, 2010, Trevenex executed an Option to Purchase Agreement (the “Option Agreement”) to purchase VTA’s patent for $3.5 million within 12 months from execution date of the Option Agreement.  Pursuant to the Option Agreement, the one-time license fee of $500,000 each payable by Trevenex and Info-Accent to VTA will form part of the purchase consideration should the Company exercise its option to purchase the patent.

On April 26, 2010, VTA agreed to waive the royalty payment equivalent to two percent of the gross sales due and payable by Trevenex pursuant to clause 3.1.2 of the Marketing, Distribution, and License Agreement between Trevenex and VTA.

F.  SELECTED FINANCIAL DATA

Not applicable.

G.  SUPPLEMENTARY FINANCIAL INFORMATION

The following tables set forth selected financial data from December 10, 2007 (inception) to March 31, 2010. The consolidated statement of operations data and balance sheet data are derived from the audited and unaudited financial statements of Trevenex.  The following selected financial data for the years ended June 30, 2009, and June 30, 2008, and the quarter ended March 31, 2010 (unaudited), should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements, including the notes thereto, which are presented elsewhere in the prospectus.

BALANCE SHEET DATA:	For the Fiscal Year ended June 30, 2009	For the Fiscal Year ended June 30, 2008	For the Nine Months ended March 31, 2010 (Unaudited)

Current Assets:	$ 60	$ 14,462	$ 206
Total Assets:	$ 40,060	$ 54,462	$ 538,123
Total Liabilities:	$ 13,012	$ 12,678	$ 549,617
Stockholders’ Equity (Deficit):	$ 27,048	$ 41,784	$ (11,494)

STATEMENTS OF OPERATIONS DATA:	For the Fiscal Year ended June 30, 2009	For the Fiscal Year ended June 30, 2008	For the Nine Months ended March 31, 2010 (Unaudited)	For the Nine Months ended March 31, 2009 (Unaudited)
Net Revenue:	$ 0	$ 0	$ 0	$ 0
Cost of Services:	$ 0	$ 0	$ 0	$ 0
Gross Profit:	$ 0	$ 0	$ 0	$ 0
Operating Expenses:	$ 64,736	$ 78,516	$ 51,042	$ 51,421
Net Loss:	$ (64,736)	$ (78,516)	$ (51,042)	$ (51,421)
Net Loss Per Common Share	$ (0.04)	$ (0.05)	$ (0.03)	$ (0.03)

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include “forward-looking statements.” To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “might,” “would,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis and Plan of Operation” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” section above and “Management’s Discussion and Analysis or Plan of Operation” section below, and other sections of this prospectus.

The statements contained in this Registration Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange

Act of 1934, including, without limitation, statements regarding our expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future.

All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those included in such forward-looking statements. For a more detailed explanation of such risks, please see “Risk Factors” below. Such risks, as well as such other risks and uncertainties as are detailed in our SEC reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward- looking statements.

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes included in this prospectus and the section entitled “Management’s Discussion and Analysis or Plan of Operation” included in this prospectus.

H.  MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our company, Global MobileTech, was organized under the laws of the State of Nevada on December 10, 2007 under our former name, Trevenex Resources, Inc. to engage in exploration of mineral properties in North America and specifically the Bayhorse Silver Mine.  We have been an exploration stage company and subsequently a development stage company that has been primarily engaged in the exploration of the Bayhorse Silver Mine, located in Baker County, Oregon.  The Bayhorse Silver Mine historically produced silver, copper, lead, zinc, and antimony in a diverse zone of mineralization. The Bayhorse Property comprises three patented mineral claims and 66 unpatented claims, BH 1-66, which surround the patented mining claims and collectively there are a total of approximately 1,365 acres, which make up the property.  Although we acquired mineral property and related mineral rights - quartz load mining claims, a substantial portion of our activities involved establishing the business and we have neither started exploring the mineral property, nor generated any revenue to date.

During 2008 and 2009, we faced numerous difficulties and challenges in raising sufficient capital to commence and complete our planned mineral exploration program.  In the light of this impediment, we decided to change our primary business and reorganize our organization structure, Board, and management to focus on the provision of mobile VoIP calls and mobile advertising services.  It is the intention of our new management to dispose of the patented mining claims as soon as practicable and to pursue the business in mobile VoIP calls and mobile advertising services.

 The new Board and management team is lead by our new Chairman, Mohd Aris Bernawi. Prior to his appointment as our Chairman and Director, Mr. Bernawi was a Senior Director of the Malaysian Communications and Multimedia Commission, a Malaysian government agency entrusted with the role of promoting and regulating the communications and multimedia industry and enforcing the communications and multimedia laws in Malaysia. He is assisted by President and CEO, Aik Fun Chong, and Chief Financial Officer and Treasurer, Hon Kit Wong and Valerie Hoi Fah Looi, Secretary.

In 2010, we initiated the following steps to realize our new objective of becoming a provider of mobile VoIP calls and mobile advertising services globally:

On March 15, 2010, we entered into a five-year exclusive Marketing, Distribution, and License Agreement with VyseTECH Asia Sdn Bhd, or VTA, a Malaysian corporation.  The license agreement relates to our acquisition of  the exclusive marketing rights for products developed by VTA and  mobile VoIP calls and mobile advertising services for the express purpose of selling the products and  mobile VoIP calls and mobile advertising services in North America.  Subject to reaching certain goals, we will be authorized to continue to sell VTA’s products, VoIP calls, and mobile advertising services in the territory on an exclusive basis for the term of this license agreement.  In the event we do not meet certain minimum annual sales volumes ($1 million per year for the first three years) for two consecutive years, the agreement will revert to a non-exclusive agreement.  The provisions of the agreement require us to make a onetime only license fee payment to VTA in the amount of $500,000, within six months of the execution of the agreement.

Info-Accent Sdn Bhd or Info-Accent, a private Malaysian company, became a wholly owned subsidiary of Trevenex Acquisitions, Inc., a Nevada corporation that is a wholly owned subsidiary of GMT, on April 7, 2010. On April 8, 2010, Info-Accent entered into a five-year Exclusive Marketing, Distribution and License Agreement with VTA pursuant to which VTA agreed to grant Info-Accent exclusive marketing, distribution and licensing rights for mobile VoIP calls and mobile advertising products and services developed by VTA in the countries of Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.

The license agreement provides that Info-Accent shall pay a one-time license fee of Ringgit Malaysia 1.6 million (approximately $500,000) to VTA and an additional Ringgit Malaysia 1.6 million within 90 days of the execution date of the license agreement as consideration to acquire ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA.  In the event Info-Accent does not meet certain minimum annual sales volumes (RM 5 million (approximately $1.5 million) per year for the first three years) for two consecutive years, the agreement will revert to a non-exclusive agreement.  VTA shall not during the currency of the license agreement engage in any business howsoever which is in competition with or which may compete whether directly or indirectly with Info-Accent in Malaysia, China, Hong Kong, India, Indonesia, Thailand, Vietnam, Cambodia, Philippines, Korea and Japan.

On April 8, 2010, we executed an Option Agreement to purchase a patent application owned by VTA for $3.5 million.  The option to purchase the patent application ends 12 months after the date of the Option Agreement.  Pursuant to the Option Agreement, the one-time license fee of $500,000 payable by Global MobileTech  to VTA under its license agreement and the license fee of $500,000 payable by Info-Accent to VTA under its license agreement will form part of the purchase consideration should we exercise its option to purchase the patent.

VTA is the legal owner of certain patent and technology rights under a patent application #12/164,259 entitled “Data communications between short-range enabled wireless devices over networks and proximity marketing to such devices” filed with the United States Patent and Trademark Office on June 30, 2008.  VTA has developed and commercialized, primarily in Malaysia, patented proprietary technology for a number of applications that include mobile VoIP calls, mobile advertising, and mobile multimedia sharing services.

The acquisition of VTA’s license by Info-Accent on April 8, 2010, together with ongoing mobile VoIP calls and mobile advertising related contracts and operating assets from VTA has allowed Info-Accent to enter into the mobile VoIP calls and mobile advertising business to generate revenue immediately, without being exposed to any downside risks.

The option to acquire the patent application from VTA is to give us the security and the independence that we need to grow the company without being subjected to any form of control by a third party.

In April 2010, a majority of our shareholders authorized our management to change our corporate name from “Trevenex Resources, Inc.” to “Global MobileTech, Inc.” in order to reflect our changed business focus on the provision of mobile VoIP calls and mobile advertising services globally.  The name change was effective on May 17, 2010 after we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State, Nevada.

These actions are designed to leverage on the knowledge and experience of the new board members and management team in the mobile VoIP calls and mobile advertising business to capture opportunities for growth.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 2009 AND 2008 AND THE NINE MONTHS ENDED MARCH 31, 2010 AND 2009.

We are now a development stage corporation. We have generated no revenues from our business operations since inception and have incurred $194,294 in expenses through March 31, 2010.

The following table provides selected financial data derived from our audited financial statements as of June 30, 2009, and 2008, and our unaudited financial statements for the period ended March 31, 2010.

SELECTED BALANCE SHEET DATA:	For the Fiscal Year ended June 30, 2009	For the Fiscal Year ended June 30, 2008	For the Nine Months ended March 31, 2010 (Unaudited)
Current Assets:	$ 60	$ 14,462	$ 206
Total Assets:	$ 40,060	$ 54,462	$ 538,123
Total Liabilities:	$ 13,012	$ 12,678	$ 549,617
Stockholders’ Equity (Deficit):	$ 27,048	$ 41,784	$ (11,494)

Our cash in the bank as of March 31, 2010 was $206. Net cash provided by financing activities since inception through March 31, 2010 was $173,600 raised from the sale of our common stock and loans.

The following table sets forth for the periods indicated certain statement of operations data: This table should be read in conjunction with our financial statements and notes thereto.

SELECTED STATEMENTS OF OPERATIONS DATA:	For the Fiscal Year ended June 30, 2009	For the Fiscal Year ended June 30, 2008	For the Nine Months ended March 31, 2010 (Unaudited)	For the Nine Months ended March 31, 2009 (Unaudited)
Net Revenue:	$ 0	$ 0	$ 0	$ 0
Cost of Services:	$ 0	$ 0	$ 0	$ 0
Gross Profit:	$ 0	$ 0	$ 0	$ 0
Operating Expenses:	$ 64,736	$ 78,516	$ 51,042	$ 51,421
Net Loss:	$ (64,736)	$ (78,516)	$ (51,042)	$ (51,421)
Net Loss Per Common Share	$ (0.04)	$ (0.05)	$ (0.03)	$ (0.03)

For the fiscal year ended June 30, 2009, our total expenses were $64,736 as compared to $78,516 for the period from December 10, 2007 (inception) through June 30, 2008. This decrease was from reduced professional fees.  For the nine months ended March 31, 2010, our total expenses were $51,042 as compared to $51,421 for the nine months ended March 31, 2009, which was close to the same.

We are now a development stage company and we are still devoting substantially all of our efforts on establishing the business and its planned principal operations have not commenced. During the period from December 10, 2007, through March 31, 2010, we had an accumulated deficit of $194,294.

We are in the process of launching its new business plan of sales and marketing of mobile VoIP calls and mobile advertising services in the United States and Asia.  This change in business direction moved us from the exploration stage to the development stage.

All losses accumulated since inception has been considered as part of our exploration/development stage activities.

While our management believes that we will be successful in our capital formation and planned operating activities, there can be no assurance that we will be able to raise additional capital, or be successful in the development and commercialization of its mobile VoIP calls and mobile advertising services that will generate sufficient revenues to sustain our operations.

We have incurred an operating loss since inception and our cash resources are insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about our ability to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, our main cash source has been the sale of our equity securities.  Upon inception, we issued 100,000 shares of common stock to two (2) Directors for $100 each and 100,000 shares to our founder for $100.  We also issued 200,000 shares in connection with the purchase of three (3) patented mining claims located in Baker County, Oregon.  In December 2007, we completed an offering of 1,000,000 shares of our common stock to 43 individuals for a consideration of $100,000.  The offering was made pursuant to the exemption from registration contained in Rule 504 of Regulation D under the Securities Act.  On June 11, 2009, we sold 185,200 shares of our common stock at $0.25 per share, or $46,300 in aggregate, and in June of 2009, our debt holders converted $3,700 of accounts payable into an aggregate of 14,800 shares of common stock at $0.25 per share.  On July 1, 2009, we issued 50,000 unregistered shares of common stock, par value $0.001, in exchange for consulting services and $5,000 cash.  We sold these restricted shares to further capitalize the company in order to pay operating expenses and to execute our business plan.  We have exhausted proceeds from these sales due to substantial payment of accounts payable.  Marycliff Investment Corp. loaned the company $500 on August 14, 2009, at six percent (6%) interest per annum that matured on February 14, 2010 and granted a further extension due date to June 30, 2010.  Peter Swan Investment-Management, Ltd. loaned us $17,500 on November 12, 2009, at seven percent (7%) per annum for a period of one hundred twenty (120) days, which matured on March 9, 2010 and also granted a further extension due date to June 9, 2010.  Raymond J. Kuh, a former officer and Director loaned us $2,000 on December 7, 2009, at six percent (6%) per annum that matures on June 7, 2010.

We used most of the proceeds from our private placements since inception to acquire three patented mining claims and pay expenses related to becoming a public company.  Due to our lack of working capital, we have not been able to initiate any exploration on our property.

As of March 31, 2010, we had cash assets as of March 31, 2010, of $206 as compared to $60 as of June 30, 2009.  We have not realized any revenue from our business operations, have achieved losses since inception, and have relied upon the sale of our securities and loans from our officers and Directors to fund operations.  We will require financing in order to pay the fees due under our license agreement with VTA and that of our subsidiary, Info-Accent as well as to initiate our new business activities in the area of mobile VoIP calls and mobile advertising services.  Our auditors have issued a going concern opinion, raising substantial doubt about our financial prospects, and our ability to continue as a going concern.

In addition to internally generated funds from the Asian operations of our subsidiary Info-Accent, we are currently undertaking a private placement of our common stock to raise $455,000 to partly pay the fees due under our license agreement with VTA and to provide operating capital to launch our new business in the United States.

We intend to meet the balance of our cash requirements for the next twelve months through a combination of suppliers’ financing, debt financing, equity financing by way of private placements and internally generated funds from our new business.  We currently do have arrangements in place for the completion of private placement financing sufficient to meet all of our capital requirements over the next six months and there is no assurance that we will be successful in completing private placement financing.  There is no assurance that any financing will be available or if available, on terms that will be acceptable to us.  We may not raise sufficient funds to fully carry out our business plan.

SUBSEQUENT EVENTS

As of May 15, 2010, we have sold an aggregate of 145,270 shares of common stock for $0.65 per share and warrants to purchase 74,635 shares at $1.00 per share for gross proceeds of $94,425.  The purchasers were Valerie Hoi Fah Looi, our Secretary and a Director, Matthew Riedel, a pre-existing shareholder and Hong Choo Lim.

I. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 12, 2009, we dismissed our independent registered public accounting firm, Williams & Webster, P.S.  The reports of Williams & Webster on our financial statements as of June 30, 2008 and for the period from December 10, 2007 (inception) through June 30, 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles other than an explanatory paragraph as to a going concern. The decision to change independent registered public accounting firm was approved by our Board of Directors.  During our fiscal year ended June 30, 2008 and any subsequent interim periods through June 12, 2009, (a) there were no disagreements with Williams & Webster on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Williams & Webster, would have caused it to make reference thereto in its reports on the financial statements for such years and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Concurrently with the dismissal of Williams & Webster, our Board of Directors approved Li & Company, PC as our new independent registered public accounting firm to audit our financial statements for the fiscal years ended June 30, 2009 and 2008 and review our interim financial statements for the period ended September 30, 2009 and December 31, 2009.

On April 12, 2010, we dismissed our independent registered public accounting firm, Li & Company, PC.  The report of Li & Company on our financial statements for fiscal years ended June 30, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles other than an explanatory paragraph as to a going concern.  The decision to change independent registered public accounting firm was approved by our Board of Directors.  During our fiscal year ended June 30, 2009 and any subsequent interim periods through April 12, 2010, (a) there were no disagreements with Li & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Li & Company, would have caused it to make reference thereto in its reports on the financial statements for such years and (b) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Effective April 12, 2010, we engaged Davis Accounting Group, P.C., as our new independent registered public accounting firm  to review our interim financial statements for the period ended March 31, 2010 and audit our financial statements for fiscal year ending June 30, 2010.

J.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

K.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following sets forth certain information with respect to each of our Directors and executive officers as of May 15, 2010.

Name	Age	Principal Occupation	Served as Since
Mohd Aris Bernawi	56	Director	2010
Valerie Hoi Fah Looi	51	Secretary, Director	2010
Chee Hong Leong	45	Director	2010
Aik Fun Chong	37	President, Chief Executive Officer	2010
Hon Kit Wong	33	Treasurer, Chief Financial Officer	2010

Set forth below is a brief description of the recent employment and business experience of our officers and Directors:

Mohd Aris Bernawi, 56, has over thirty years working experience in the government sector. The last 10 years was spent in his current position as Senior Director at the Malaysian Communications and Multimedia Commission (“MCMC”). Aris started his career at the Ministry of Defense (Defense Research Centre) in 1974 and later joined the Telecommunications Department of Malaysia in 1977 upon completion of his first degree at Portsmouth Polytechnic, England. He was appointed Deputy Director General of the Telecommunications Department in 1994 before joining MCMC in 1999. He is a Fellow of the Institution of Engineers Malaysia (IEM), registered with Board of Engineers Malaysia (BEM), member of the Institution of Engineering and Technology (IET) and chartered engineer with Engineering Council, United Kingdom.

Valerie Hoi Fah Looi, 51, is currently serving as Director and Secretary of Global MobileTech and our wholly owned U.S. subsidiary, Trevenex Acquisition, Inc. Prior to joining our company, she held the position of Director and Secretary at Secured Digital Applications, Inc. from April 1999 to March 2009.  Currently, Ms. Looi is a Director of China Mobile Media, Inc. and oversees its business development and corporate services in Asia and has served in that capacity since April 2009. Prior to her assuming her role in Secured Digital Applications, Inc. she has served as the Senior Vice President, Corporate Affairs of Secured Digital Applications (M) Sdn Bhd, a Malaysian company that was subsequently reverse merged with and into Secured Digital Applications, Inc. in 1999.  She has over 20 years of experience in corporate affairs and human resource management.  Ms. Looi obtained her Diploma in Management from the Malaysian Institute of Management.

Chee Hong Leong, 45, graduated with a Bachelor of Arts in Accounting from Ulster University, Northern Ireland in 1989. He is a Fellow of the Association of Chartered Certified Accountants, United Kingdom. He served as the Chief Financial Officer of Secured Digital Applications, Inc. from January 2000 until his resignation in November 2005.  Prior to joining Secured Digital Applications Inc., he held a senior position at Industrial Concrete Products Sdn Bhd, a subsidiary of a Malaysian public listed company, from April 1994 to December 1999.  He resigned from Secured Digital Applications, Inc. in November 2005 to join a multinational company based in China.

Aik Fun Chong, 37, is currently serving as Chief Executive Officer of Global MobileTech, as well as our wholly owned Malaysian subsidiary Info-Accent and our wholly owned U.S. subsidiary Trevenex Acquisitions, Inc. and is responsible for strategic planning and day-to-day operations of our company. From March 2005 through August 2008, he served as Accountant at Revenue Valley Sdn Bhd. From September 2008 to June 2009, he served as Chief Accounting Officer for a U.S. holding company with subsidiaries in Malaysia and was responsible for day-to-day accounting and treasury functions, corporate finance and operational matters. From July 2009 to February 2010, he served as Chief Executive Officer of VyseTech Asia Sdn Bhd. He has over 13 years of financial, accounting and operational experience in local and international firms dealing in food and beverage, trading and manufacturing. Mr. Chong holds a Bachelor of Commerce (Accounting) from University of Southern Queensland, Australia. He is a Chartered Accountant of the Malaysian Institute of Accountants (MIA) and a Certified Practising Accountant (CPA) of CPA Australia.

Hon Kit Wong, 33, is currently serving as the Chief Financial Officer of Global MobileTech, as well as our wholly owned Malaysian subsidiary Info-Accent and our wholly owned U.S. subsidiary Trevenex Acquisitions, Inc. and is responsible for the financial and accounting functions of our company. From October 2000 to December 2006, he served as Assistant Branch Manager of Minply Sdn Bhd. From January 2007 to February 2010, he served as a Finance Manager of VyseTech Asia Sdn Bhd. He graduated with a Bachelor of Arts (Accounting and Finance) from University of East London, United Kingdom in September 2000.

Promoters

The main promoter of our company was Scott Wetzel, our former President and CEO.  Other founders were our former Secretary/Treasurer and Chief Financial Officer, Raymond Kuh and our Vice-President, Ted Wagner.  In December 2007, we issued a total of 300,000 shares of restricted common stock to our three founders.  We issued 100,000 shares each to Scott Wetzel, Raymond Kuh and Ted Wagner at par value of $0.001 for total consideration of $100.

Family Relationships

There are no family relationships among our Directors or officers.

Involvement in Certain Legal Proceedings

Our Directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Director Independence

Our Board of Directors has concluded that Director, Chee Hong Leong, serving on the audit committee is  “independent” based on the more stringent independence standard of the NASDAQ Stock Market applicable to directors serving on audit committees until his resignation.  Chee Hong Leong, who was appointed to the Audit Committee on April 15, 2010, is  “independent” based on the more stringent independence standard of the NASDAQ Stock Market applicable to directors serving on audit committees.

Board Committees

We currently do not have standing nominating or compensation committees. Our Board of Directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish a nominating committee and a compensation committee of the Board of Directors as soon as practicable. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our compensation and benefit policies, including compensation of executive officers.

Audit Committee and Audit Committee Financial Expert

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Chee Hong Leong and Valerie Hoi Fah Looi (Secretary) were appointed members of the audit committee on April 15, 2010.  The Board of Directors has determine “ that at least ”one person on the audit committee, Chee Hong Leong,  qualified as a "financial  expert"  as  defined by SEC rules  implementing  Section  406 of the Sarbanes-Oxley Act.   Chee Hong Leong met the SEC definition of an "independent" Director.

L.  EXECUTIVE COMPENSATION

The table below sets forth the aggregate annual and long-term compensation paid by us during our fiscal year ended June 30, 2009 and for the period from December 10, 2007 (inception) through June 30, 2008 to our former Chief Executive Officer (collectively the “Named Executive Officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott Wetzel, Former President, CEO, Director	2009	0	0	0	0	0	0	2,400	2,400
	2008	0	0	0	0	0	0	1,200	1,200

Narrative Disclosure to Summary Compensation Table

Scott Wetzel, our former President and CEO had not entered into formal written employment agreements with the company.  From January 1, 2008 to June 30, 2009 Scott Wetzel, former President and CEO was to be compensated in the amount of $200 per month for providing office space, phones and secretarial services to the company pursuant to a lease agreement.  During the period from July 2008 to June 2009 the lease payments were accrued; of the $2,400 debt accrued on the lease, $2,200 of which was converted into 8,800 shares of common stock in June 2009 at $0.25 per share, leaving an account payable to Scott Wetzel, former President and CEO under the lease agreement of $200 as of June 30, 2009.

None of our officers were compensated by us for their services during the exploration stage of our business operations.  We have not paid any salaries during our fiscal year ended June 30, 2009 or for the period from December 10, 2007 (inception) through June 30, 2008.  We will not begin paying salaries until we have adequate funds to do so.  To date, no bonus or option compensation has been granted to our named executive officer.

Outstanding Equity Awards at Fiscal Year End

We have not issued any stock options since our inception, including to our Named Executive Officer.  We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. Similarly, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers or any other persons following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in a named executive officer’s responsibilities following a change in control.

Compensation of Directors

No member of our Board of Directors received any compensation for his services as a Director during the fiscal year ended June 30, 2009.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009 we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including Directors who were also executive officers.  However, none of our executive officers received any compensation during the last fiscal year. None of our executive officers has served on the Board of Directors or compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our Board or Compensation Committee.

M.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 15, 2010, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers, directors and director designees, and (iii) our executive officers, directors and director designees as a group.  As of May 15, 2010, there were 1,895,270 shares of common stock outstanding.

Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of May 15, 2010 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Since no options, warrants, or other convertible securities are outstanding as of May 15, 2010, none of the beneficial owners listed below has the right to acquire, within 60 days of May 15, 2010, any shares pursuant to such convertible securities and the share ownership numbers include only common stock currently owned and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Keng Nam Looi 1-6A Jalan Desa 1/5 Desa Amn Puri, Kpg Kuala Lumpur, Malaysia	150,000	7.91%
Southwest Consulting Services Ltd Schttgtwg OOST29E WLMSTD Curacao Netherlands	135,000	7.12%
Hong Choo Lim (2) No. 3 Jalan SS2/29 47300 Petaling Jaya Selangor, Malaysia	126,000	6.65%
Scott Wetzel, Former President & CEO, (3)	108,800	5.74%
Ted Wagner, Former Vice President, (4)	100,000	5.28%
Raymond Kuh, Former CFO, Sec., Treas., (5)	100,000	5.28%
Livorno Latin America Scharlooweg 61 Wilemstad, Curacao	100,000	5.28%
Craig Sanders P.O. Box 30518 Spokane, WA 99223	100,000	5.28%
Chris Wetzel 909 E. Golden Ct. Spokane, WA 99208	100,000	5.28%
Toni Feldmeier Fraunried 3 Irshenberg, Germany 83737	100,000	5.28%
Valerie Hoi Fah Looi (6,7)	76,905	4.06%
Mohd Aris Bernawi(6)	0	0%
Chee Hong Leong (6)	0	0%
Aik Fun Chong (8)	0	0%
Hon Kit Wong (9)	0	0%
All officers and directors as a group	76,905	4.06%

(1)  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s common stock.

(2) The holdings of Hong Choo Lim include 84,000 shares of common stock and a warrant to purchase 42,000 shares of common stock.

(3) Scott Wetzel resigned as President, Chief Executive Officer and Director on March 25, 2010. The holdings of Scott Wetzel include 108,800 shares of common stock.
(4) Ted Wagner resigned as Vice President and Director on March 25, 2010. The holdings of Mr. Wagner include 100,000 shares of common stock.
(5) Raymond Kuh resigned as Chief Financial Officer, Treasurer, Secretary and Director on March 25, 2010. The holdings of Mr. Kuh include 100,000 shares of common stock.
(6) Mohd Aris Bernawi, Valerie Hoi Fah Looi and Chee Hong Leong were appointed as Directors on March 25, 2010. Their address is c/o Global MobileTech, Inc. 25 West Cataldo, Spokane, Washington 99202.
(7) Valerie Hoi Fah Looi, Secretary and Director. The holdings of Ms. Looi include 51,270 shares of common stock and warrants to purchase 25,635 shares of common stock at $1.00 per share.
(8) Aik Fun Chong was appointed as President and Chief Executive Officer on March 25, 2010. His address is c/o Global MobileTech, Inc. 25 West Cataldo, Spokane, Washington 99202.
(9) Hon Kit Wong was appointed as Treasurer and Chief Financial Officer on March 25, 2010. His address is c/o Global MobileTech, Inc. 25 West Cataldo, Spokane, Washington 99202.

N.  TRANSACTONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have been provided office space and secretarial services by our former Chief Executive Officer at $200 per month.  We paid $1,800 for the interim periods ended March 31,2010 and 2009, respectively, and as of March 31, 2010, we owed the former officer $2,000.

We entered into a $2,000 note payable with our former Secretary and Treasurer, with interest at 6.00% per annum, with principal and interest due June 7, 2010.

ITEM 11A.  MATERIAL CHANGES

None Applicable

ITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

None Applicable

ITEM 12A.  DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that each officer and Director of our company shall be indemnified by us against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she has been finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The indemnification provisions of our bylaws diminish the potential rights of action, which might otherwise be available to shareholders by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action.  However, there are no provisions limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause us to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken.  Also, because we do not presently have directors' liability insurance and because there is no assurance that we will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions.  If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a post effective amendment to our Registration Statement on Form S-1 under the Securities Act with respect to the shares offered hereby.  This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the Registration Statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

You can inspect the Registration Statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a website on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov

REPORTS TO STOCKHOLDERS

We are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

DEALER PROSPECTIVE DELIVERY OBLIGATION

Until ______________________ (90 days after the effective date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by us in connection with the securities being registered are as follows:

ITEM	AMOUNT
SEC registration fee	$6
Legal fees and expenses*	20,000
Accounting fees and expenses*	25,000
Transfer Agent & Registrar fees*	2,500
Miscellaneous*	2,500

Total Estimated Expenses	$50,006

*Estimated Figure

ITEM 14.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has authority under Section 78.7502 of the Nevada Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling security holders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs, which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Nevada corporation law provides that:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•

by our stockholders;

•

by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•

if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•

if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•

by court order.

Our By-laws provide we shall indemnify any director, officer, employee or agent of our company, or any person serving in any such capacity of any other entity or enterprise at our request, against any and all legal expenses, including attorney’s fees, claims and or liabilities arising our of any action, suit or proceeding, except an action by or in the right of our company. We may, but are not required, to indemnify any person where such person acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement or conviction, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

Indemnification will be made by us only when authorized in the specific case and upon a determination that indemnification is proper by (i) the stockholders, (ii) a majority vote of a quorum of the Board of Directors, consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel in a written legal opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

Expenses incurred in defending any action, suite or proceeding may be paid by our company in advance of the final disposition, when authorized by our Board of Directors, upon receipt of any undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under the indemnification provisions of our By-laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 15.

RECENT SALES OF UNREGISTERED SECURITIES.

Our company was incorporated on December 10, 2007 at which time 300,000 shares of common stock were issued to our three (3) founders at par value of $0.001, for proceeds of $300.  These shares were issued pursuant to Section 4(2) of the Securities Act.

On December 26, 2007, we issued 200,000 shares of common stock to IBEX Minerals, Inc. as part of the compensation upon exercise of our option to purchase the Bayhorse Silver Property.  These shares were issued pursuant to Section 4(2) of the Securities Act.

We issued 1,000,000 shares of common stock on December 31, 2007 to 23 non-accredited investors and 15 accredited investors at a price of $0.10 per share, for total proceeds of $100,000.  These shares were issued pursuant to Section 4(2) of the Securities Act and Regulation D, Rule 504. The 1,000,000 shares of common stock are restricted shares as defined in the Securities Act and no underwriters were used.

On June 11, 2009, we entered into definitive agreements relating to the private placement of $46,300 of our securities through the sale of 185,200 shares of our common stock at $0.25 per share to two accredited individuals and three accredited corporations. The purchasers in the private placement were Southwest Consulting Services, Ltd., Ronald Kunisaki, Jennifer Edington, Halifax, Ltd., and Marycliff Investment Corporation. In conjunction with the private placement, there were no fees, commissions or professional fees for services payable. The placement was undertaken by our former officers.  The private placement of these securities was exempt from registration under the Securities Exchange Act of 1933, as amended (the “Act”), pursuant to Section 4(2) thereof, and Regulation D, Rule 506 promulgated by the SEC under the Act.

On June 11, 2009, we entered into Debt Conversion to Shares of Restricted Common Stock agreements under which two creditors converted a total of $3,700 of debt into an aggregate of 14,800 shares of common stock at $0.25 per share.  The two creditors of the company were Scott Wetzel, the former CEO and President of our company, and Achieve Publishing Group, a third part vendor.

On July 1, 2009, we issued 50,000 shares of common stock at $0.25 per share for (i) $5,000 in cash and (ii) $7,500 related to management consulting services, or $12,500 consideration in the aggregate.  We sold these restricted shares to further capitalize the company in order to pay operating expenses and to execute its business plan. We relied on the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended (“Regulation D”), for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D).  The purchaser has represented to us that it is an “accredited investor.”  The offer and sale did not involve a public offering and there was no general solicitation or general advertising involved in the offer or sale and no fees were paid in connection with the transaction.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included as part of this Form S-1.  References to the “Company” in this exhibit index refers to Global MobileTech, Inc. (formerly Trevenex Resources, Inc.), a Nevada corporation.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date Filed	Number	Filed Herewith
3.1	Articles of Incorporation as filed in Nevada December 10, 2007	S-1	7/7/08	3.1

3.2	Bylaws of Trevenex Resources, Inc. dated December 10, 2007	S-1	7/7/08	3.2

5.1	Opinion on Legality	S-1	7/7/08	5.1

10.1	Option to Purchase Property Agreement between IBEX Minerals, Inc. and Scott Wetzel dated November 1, 2007	S-1	7/7/08	10.1

10.2	Assignment of Option to Purchase Property dated December 14, 2007	S-1	7/7/08	10.2

10.3	Form of Subscription Agreement	S-1	7/7/08	10.3

10.4	2007 Non-Qualified Stock Option and Stock Appreciation Rights Plan dated December 10, 2007	S-1	7/7/08	10.4

10.5	Geological report from Minex Exploration, Inc. dated May 2008	S-1	7/7/08	10.5

10.6	Corporate Governance and Director’s Nominating Committee Charter	10-K	9/30/08	10.7

10.7	Compensation Committee Charter	10-K	9/30/08	10.8

10.8	Audit Committee Charter	10-K	9/30/08	10.9

10.9	Corporate Governance Guidelines	10-K	9/30/08	10.10

10.10	Form of Securities Purchase Agreement	8-K	6/15/09	10.1

10.11	Form of Debt Conversion to Shares of Restricted Common Stock	8-K	6/15/09	10.2

10.12	Exclusive Marketing, Distribution & License Agreement between Trevenex Resources, Inc. & VyseTECH Asia Sdn Bhd dated March 15, 2010	8-K	3/16/10	10.1

10.13	Exclusive Marketing, Distribution and License Agreement between Info-Accent Sdn Bhd and VyseTECH Asia Sdn Bhd dated April 8, 2010	8-K	4/14/10	10.1

10.14	Option to Purchase Agreement between Trevenex Resources, Inc. & VyseTECH Asia Sdn Bhd dated April 8, 2010	8-K	4/14/10	10.2

14.1	Code of Business Conduct and Ethics	10-K	9/30/08	14.1

14.2	Code of Ethics for the CEO and Senior Financial Officers	10-K	9/30/08	14.2

21.1	Subsidiaries of Global MobileTech, Inc.				X

23.1	Consent of Li & Company, PC				X

ITEM 17.  UNDERTAKINGS.

Global MobileTech, Inc. hereby undertakes to:

1)	File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

i)	Include any prospectus required by section 10(a)(3) of the Securities Act; and

ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

iii)

Include any additional or changed material information on the plan of distribution provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934;

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering;

4)

That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in Spokane, Washington.

Date: June 3, 2010		GLOBAL MOBILETECH, INC. A Nevada Corporation
	By:	/s/ Aik Fun Chong
Aik Fun Chong
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the date indicated:

/s/ Aik Fun Chong	President and Chief Executive Officer	June 3, 2010
Aik Fun Chong	(principal executive officer)

/s/ Hon Kit Wong	Treasurer and Chief Financial Officer	June 3, 2010
Hon Kit Wong	(principal financial and accounting officer)

/s/ Mohd Aris Bernawi	Director	June 3, 2010
Mohd Aris Bernawi

/s/ Valerie Hoi Fah Looi	Secretary and Director	June 3, 2010
Valerie Hoi Fah Looi

/s/ Chee Hong Leong	Director	June 3, 2010
Chee Hong Leong